                  As filed with the Securities and Exchange
                        Commission on February 13, 1998              333-21719
==============================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            ------------------------
                               AMENDMENT NO. 3 TO
                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                                EMB CORPORATION
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

            HAWAII                                 6162                                  95-3811580
(State or other jurisdiction of         (Primary Standard Industrial                 (I.R.S. Employer
 incorporation or organization)          Classification Code Number)                Identification No.)

  3200 BRISTOL, 8TH FLOOR                 3200 BRISTOL, 8TH FLOOR               James E. Shipley, President
 COSTA MESA, CALIFORNIA 92626           COSTA MESA, CALIFORNIA 92626                  EMB CORPORATION
      (714) 437-0738               (Address of principal place of business       3200 BRISTOL, 8TH FLOOR
(Address and telephone number      or intended principal place of business)    COSTA MESA, CALIFORNIA 92626
of principal executive offices)                                                       (714) 437-0738
                                                                               (Name, address and telephone
                                                                               number, of agent for service)

                            ------------------------
                                   Copies to:

                          STEPHEN A. ZRENDA, JR., ESQ.
                          STEPHEN A. ZRENDA, JR., P.C.
                              1520 BANK ONE CENTER
                               100 NORTH BROADWAY
                       OKLAHOMA CITY, OKLAHOMA 73102-8601
                                 (405) 235-2111
                            ------------------------



Approximate date of proposed sale to the public: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


====================================================================================================
                                    CALCULATION OF REGISTRATION FEE
----------------------------------------------------------------------------------------------------
      Title of each class of           Dollar     Proposed maximum   Proposed maximum     Amount of
         securities to be           Amount to be   offering price   aggregate offering  registration
            registered               registered       per unit            price            fee(3)
----------------------------------------------------------------------------------------------------
Common Stock, to be distribut-       $10,335,938      $ 3.06           $10,335,938        $3,426(1)
    ed by stockholder(1)
Common Stock, issuable upon          $ 1,237,865      $ 1.92           $ 1,237,865        $  366
    conversion of preferred
    stock(2)
Common Stock, issuable upon          $ 1,647,657      $2.375           $ 1,647,657        $  487
    exercise of warrants(2)
====================================================================================================

(1) Represents 3,375,000 shares outstanding Common Stock of the Registrant held by Sterling Alliance Group, Ltd. for which the filing fee has been previously paid.
(2) Includes 644,134 shares of Common Stock issuable upon the conversion of outstanding preferred stock and 693,750 shares issuable upon the exercise of outstanding warrants of the registrant.

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based on the average of the closing bid and ask prices per share of the Common Stock in the over-the-counter (EBB) market on February 12, 1998, regarding the shares of Common Stock issuable upon the conversion of preferred stock (644,143 shares) and the exercise of warrants (643,750).

           THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
                             Number of pages in sequential number system _______
                            Index to Exhibits appears on sequential page _______

                                EMB CORPORATION

                     CROSS REFERENCE SHEET SHOWING LOCATION
     IN PROSPECTUS OF INFORMATION REQUIRED BY ITEMS IN PART I OF FORM SB-2

      ITEM IN PART I OF FORM SB-2                                                      LOCATION IN PROSPECTUS
      ---------------------------                                                      ----------------------
1.    Front of Registration Statement and Outside Front Cover of Prospectus..........  Outside Front Cover Page

2.    Inside Front and Outside Back Cover Pages of Prospectus........................  Inside Front and Outside Back Cover Pages

3.    Summary Information and Risk Factors...........................................  The Company-Summary Financial
                                                                                       Information; Risk Factors; Business

4.    Use of Proceeds................................................................  Not Applicable

5.    Determination of Offering Price................................................  Front Cover Page; Risk Factors

6.    Dilution.......................................................................  Risk Factors

7.    Selling Security Holders.......................................................  Not Applicable

8.    Plan of Distribution...........................................................  Front Cover Page

9.    Legal Proceedings..............................................................  Legal Proceedings

10.   Directors, Executive Officers, Promoters and Control Persons...................  Management

11.   Security Ownership of Certain Beneficial Owners and Management.................  Principal Stockholders; Management-
                                                                                       Security Ownership of Management

12.   Description of Securities......................................................  Outside Front Cover Page; Capitalization;
                                                                                       Description of Capital Stock

13.   Interest of Named Experts and Counsel..........................................  Legal Matters; Experts

14.   Disclosure of Commission Position on Indemnification for Securities Act
               Liabilities...........................................................  Management-Indemnification of Officers
                                                                                       and Directors

15.   Organization Within Last Five Years............................................  The Company; Business

16.   Description of Business........................................................  The Company; Business

17.   Management's Discussion and Analysis or Plan of Operations.....................  Management's Discussion and
                                                                                       Analysis of Financial Condition
                                                                                       and Results of Operations; Business

18.   Description of Property........................................................  Business-Properties

19.   Certain Relationships and Related Transactions.................................  Management-Certain Relationships and
                                                                                       Related Transactions

20.   Market for Common Equity and Related Stockholder Matters.......................  Market Price; Description of Capital Stock

21.   Executive Compensation.........................................................  Management-Compensation of Executive Officers


22.   Financial Statements...........................................................  Financial Statements

23.   Changes in and Disagreements with Accountants on Accounting and
               Financial Disclosure..................................................  Not Applicable

                     SUBJECT TO COMPLETION, DATED FEBRUARY 13, 1998



PROSPECTUS



                                4,662,893 Shares

                                EMB CORPORATION

                                  Common Stock

     3,375,000 of the shares of Common Stock of EMB Corporation (the "Company") offered hereby are being transferred by Sterling Alliance Group, Ltd. ("SAG"), the largest stockholder of the Company, to its stockholders. SAG intends to transfer its 3,375,000 shares of the Common Stock, no par value, of the Company to its stockholders in connection with the proposed dissolution and liquidation of SAG. Neither the Company nor SAG will receive any proceeds from the transfer of the shares of the Company held by SAG.

     644,143 of the shares of Common Stock are to be issued to holders of the convertible preferred stock and convertible notes of the Company, specifically, its 8% Convertible Preferred Stock, Series A, its 10% Convertible Preferred Stock, Series B, and its 8% Convertible Notes. The Company will not receive any proceeds from the conversion of such preferred stock into the Common Stock of the Company.

     643,750 of the shares of Common Stock are to be issued upon the exercise of warrants, comprised of one warrant to purchase 150,00 shares of Common Stock at an exercise price of $1.85 per share, and of warrants to purchase 493,750 shares at an exercise price of $2.375 per share. If all warrants are exercised by the holders, the Company will receive an aggregate $1,450,656.25 in proceeds.

     The Company independently originates and processes mortgage loans, and intends to engage in the secondary placement of real estate mortgages. The Company has an interactive software system for the origination and processing of mortgage loans which it calls Video InteractiveMortgage Process ("VIP"). This system has been linked to the ProShare(R) software developed by Intel(R) Corporation that provides direct teleconferencing and interaction between prospective mortgage borrowers and mortgage lenders. See "Business".

     The Company's Common Stock is traded in the over-the-counter market (electronic bulletin board) with reported price quotations under the trading symbol EMBU. On February 12, 1998, the closing bid and ask prices of a share of the Common Stock of the Company was $1.8125 and $2.031 respectively. See "Market Price".

     SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED.

                    ---------------------------------------
    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                    ---------------------------------------

                                EMB Corporation
                           3200 Bristol, 8th Floor
                          Costa Mesa, California 92626
                                 (800) EMB-9022

            The date of this Prospectus is _________________, 1998.

                                  THE COMPANY

       The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and the Financial Statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, all references in this Prospectus to the number of shares of Common Stock give effect to a 1 for 4 reverse stock split effected September 27, 1996.

       This Prospectus and any accompanying supplements hereto, including documents incorporated herein and therein by reference, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this Prospectus.

       EMB Corporation (the "Company") was incorporated in the State of Hawaii on May 5, 1960, and was previously known as "Pacific International, Inc."

       Until December 1995, the Company had been dormant and conducted no material operations for many years. The Company was originally incorporated to acquire developed and undeveloped real estate. In December 1995, the Company agreed to acquire certain assets from Sterling Alliance Group, Ltd. ("SAG"), including all of the issued and outstanding capital stock of EMB Mortgage Corporation ("EMB"), a California corporation (formerly named Electronic Mortgage Banc, Ltd.), certain real property, and other assets, and to assume certain liabilities, from SAG in exchange for 3,375,000 shares of the Common Stock of the Company.

       Since the completion of this acquisition, the Company has continued the operations of EMB, which is presently a wholly owned subsidiary of the Company. EMB is primarily engaged in mortgage lending and in the business of originating, processing and marketing mortgage loans. See "Business".

                                  THE OFFERING


Common Stock presently outstanding ......................    8,691,142 Shares(1)

Common Stock to be outstanding after offering............    9,979,035 Shares(1)

Common Stock trading symbol..............................    EMBU

-----------------------------
(1)    As of February 2, 1998.

SUMMARY FINANCIAL INFORMATION

       The data set forth below is qualified by reference to, and should be read in conjunction with, the financial statements and notes thereto and "Management's Discussion and Financial Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. The following summary financial data of the Company as of September 30, 1997 and September 30, 1996, are derived from the financial statements of the Company audited by Harlan & Boettger, independent accountants. This information should be read in conjunction with the financial statements and the notes thereto set forth elsewhere in the Prospectus. See "Financial Statements".

                                                   FISCAL YEAR ENDED SEPTEMBER 30,
                                          -------------------------------------------------
                                              1997              1996                1995
                                          -----------        -----------         ----------
STATEMENT OF OPERATIONS:
      Revenues                            $ 4,156,193        $   276,419         $   97,400
      Operating expenses                  $ 6,750,523        $ 3,406,300         $  534,480
      Loss from operations                $(2,594,330)       $(3,159,517)        $ (437,080)
      Other income (expenses)             $    44,105            (67,081)        $    7,825
      Loss before income taxes            $(2,550,225)       $(3,226,598)        $ (429,255)
      Income taxes                        $     1,600        $     1,600         $      800
      Net loss                            $(2,551,825)       $(3,228,198)        $ (430,055)
      Loss per share                            $(.42)             $(.89)             $(.29)
      Weighted average shares             $ 6,114,176          3,641,421          1,469,225
        outstanding


                                                          SEPTEMBER 30, 1997
                                                          ------------------
      Balance Sheet Data:
      Working capital (deficit)                                 (183,771)
      Total assets                                           $13,022,584
      Total long-term debt and capital lease obligations     $    20,515
      Deferred Gain                                          $ 3,200,000
      Total shareholders' equity                             $ 1,679,741



                                USE OF PROCEEDS

       The Company will not receive any proceeds from the conversion of the 8% Convertible Preferred Stock, Series A, or of the 10% Convertible Preferred Stock, Series B, into the Common Stock of the Company. However, the Company may receive up to $1,450,656.25 from the exercise of the outstanding warrants to purchase 643,750 shares of Common Stock held by the preferred stockholders if all warrants are exercised by the holders. The proceeds from the exercise of the warrants will be used by the Company for general operating capital.


                                  RISK FACTORS

RISK FACTORS RELATING TO THE COMPANY

       THE COMPANY. There is no assurance that the Company's activities will be profitable in the future. The likelihood of the success of the Company must also be considered in light of the problems, expenses, difficulties, complications, delays and all of the inherent risks frequently encountered in the operation of a relatively new business. See "Business".

       The Company may experience continued losses primarily because it will achieve limited revenues while incurring costs related to its business development. There is no assurance that the Company will attain profitable operations. The Company's success will depend upon its ability to continue to originate and process mortgage loans, and to expand its marketing capabilities. There can be no assurance that the Company's mortgage services and systems will achieve a broad market acceptance. See "Capitalization".

       CONFLICTS OF INTEREST. There are anticipated material conflicts of interest between the Company and its stockholders or its affiliates, and there may be potential conflicts of interest involving the Company and its stockholders or its affiliates, some of which may affect the planned business activities of the Company. The Board of Directors will attempt to resolve any conflict of interest situation which may arise and which is brought to the attention of the Board of Directors on a case-by-case basis. See "Conflicts of Interest".

       NON-ARM'S LENGTH TRANSACTIONS. The Company may engage in transactions with its officers, directors and stockholders. Such transactions may be considered as not having occurred at arm's length. The Company may continue to do business with such persons in the future, but intends to contract with them on the same basis and upon no more favorable terms than could be obtained from persons not affiliated with the Company. See "Conflicts of Interest."

       MANAGEMENT AND EMPLOYEES. The Company's success depends to a significant extent upon members of senior management and other key employees of the Company, none of whom is bound by an employment agreement or have experience in managing a large public mortgage company. The Company does not maintain key man life insurance on any of its employees. The loss of the service of any of these individuals could have a material adverse effect on the Company. In addition, the Company believes that its future success will also depend to a significant extent upon its ability to attract, train and retain highly skilled technical, management, sales, marketing and consulting personnel. Competition for such personnel is intense, and the Company expects that such competition will continue for the foreseeable future. The Company has from time to time experienced difficulty in locating candidates with appropriate qualifications. There can be no assurance that the Company will be successful in attracting or retaining such personnel, and the failure to attract or retain such personnel could have a material adverse effect on the Company's business, financial condition or results of operations. See "Management".

       RELIANCE ON MANAGEMENT. Substantially all decisions regarding management of the Company's affairs will be made by the officers of the Company. Accordingly, stockholders must be willing to entrust all aspects of management to them. Potential investors must carefully evaluate the personal experience and business performance of the principals of the Company. The Company also intends to retain consultants and additional employees to provide services to the Company regarding the operations of the Company. See "Business", and "Management-Consultants". Consultants have no fiduciary duty to the stockholders, and may not perform as expected.

       INDEMNIFICATION. The Company's Restated Articles of Incorporation and By-Laws limit the liability of its directors and officers to the Company and its stockholders to the extent permitted by Hawaii law, and the Company's Restated Articles of Incorporation and By-Laws provide for indemnification of the directors' and officers' to such extent. See "Management - Directors and Executive Officers." The Company may also obtain directors and officers liability insurance. These measures will provide additional protection to the officers and directors of the Company against liability in connection with certain corporate actions.

       UNINSURED LOSSES. The Company has comprehensive insurance, including general liability, fire and extended coverage, business interruption insurance, and errors and omissions insurance, which is customarily obtained for similar operations. Although the Company will maintain insurance coverage in amounts believed to be prudent and sufficient by the Company, there is a possibility that losses may exceed such coverage limitations. Furthermore, there are certain types of losses (generally of a catastrophic nature, including earthquakes and floods) that are either uninsurable or not economically insurable. Should such a disaster occur, the Company could suffer a loss of the capital invested in, as well as anticipated profits from, any assets destroyed by such casualty.

       NEED FOR ADDITIONAL FINANCING. The Company's ability to implement its business strategy will depend upon its ability to continue to establish alternative long-term financing arrangements, maintain sufficient financing under warehousing facilities upon acceptable terms and to access the public or private capital markets in connection with the issuance of its equity or debt securities. There can be no assurance that such financing will be available to the Company on favorable terms, if at all. If such financing were not available or the Company's capital requirements exceed anticipated levels, then the Company would be required to obtain additional financing. The Company cannot presently estimate the amount and timing of additional financing requirements because such requirements are dependent upon, among other things, the growth of the Company. If the Company were unable to raise such additional capital, its results of operations and financial condition would be adversely affected. See "Management's Discussion and Analysis of Results of Operations and Financial Condition -- Liquidity and Capital Resources."

RISKS RELATING TO MORTGAGE LENDING

       MARKET RISKS. The results of the Company's operations will be affected by various factors, many of which are beyond the control of the Company. The results of the Company's operations will depend, among other things, on the level of net cash flows generated by the Company's mortgage assets and the supply of and demand for mortgage loans. The Company's net cash flows will vary as a result of changes in interest rates, the behavior of which involves various risks and uncertainties as set forth below. Prepayment rates and interest rates depend upon the nature and terms of the mortgage assets, the geographic location of the properties securing the mortgage loans, conditions in financial markets, the fiscal and monetary policies of the United States government and the Board of Governors of the Federal Reserve System, international economic and financial conditions, competition and other factors, none of which can be predicted with any certainty. Because interest rates will significantly affect the Company's activities, the operating results of the Company will depend, in large part, upon the ability of the Company to utilize appropriate strategies to maximize returns to the Company while attempting to minimize risks. See "Business".

       GENERAL RISKS OF MORTGAGE LOANS. Mortgage loans are subject to varying degrees of risk, including the risk of a default by the borrowers on a mortgage loan, and the added responsibility on the part of the Company of foreclosing in order to protect its investment. The ability of the borrowers to make payments on non-single-family mortgage loans is highly dependent on the borrowers' ability to manage and sell, refinance or otherwise dispose of the properties and will be dependent upon all the risks generally associated with real estate investments which are beyond the control of the Company. The Company must rely on the experience and ability of the borrowers to manage, develop and dispose of or refinance the properties. Investing in real estate is highly competitive and is subject to numerous inherent risks, including, without limitation, changes in general or local economic conditions, neighborhood values and interest rates, limited availability of mortgage funds which may render the sale or refinancing of the properties difficult, increases in real estate taxes, other operating expenses, the supply and demand for properties of the type involved, toxic and hazardous wastes, environmental considerations, zoning laws, entitlements, rent control laws, other governmental rules and fiscal policies and acts of God, such as floods, which may result in uninsured losses. See "Business".

       CONCENTRATION. The mortgage loans made by the Company may be obligations of a limited number of borrowers on a limited number of properties. The lack of diversity in the type, number and geographic location of mortgage loans made by the Company would materially increase the risk of an investment in the Common Stock.

       CERTAIN RISKS IN ACQUIRING AND ACCUMULATING MORTGAGE LOANS. The Company may acquire and accumulate mortgage loans as part of its long-term investment strategy or until a sufficient quantity has been acquired for securitization into mortgage-backed securities. There can be no assurance that the Company will be successful in securitizing mortgage loans. While holding mortgage loans, the Company will be subject to risks of borrower defaults and bankruptcies, fraud losses and special hazard losses. In the event of any default under mortgage loans held by the Company, the Company will bear the risk of loss of principal to the extent of any deficiency between the value of the mortgage collateral and the principal amount of the mortgage loan. It may not be desirable, possible or economic for the Company to complete the securitization of any or all mortgage loans which the Company acquires or funds, in which case the Company will continue to hold the mortgage loans and bear the risks of borrower defaults and special hazard losses.

       Mortgage loans invested in by the Company will be secured by the properties and will also be a recourse obligation of the borrower. In the event of a default, the Company would be able to look to the borrower to make up any deficiency between the value of the collateral and the principal amount of the mortgage loan.

       It is expected that when the Company acquires mortgage loans, the sellers will represent and warrant to the Company that there has been no fraud or misrepresentation with respect to the origination of the mortgage loans and will agree to repurchase any loan with respect to which there is fraud or misrepresentation. There can be no assurance that the Company will be able to obtain the repurchase agreement from the sellers. Although the Company may have recourse to the sellers based on the sellers' representations and warranties to the Company, the Company will be at risk for loss to the extent the sellers do not perform their repurchase obligations.

       The Company may acquire mortgage loans from failed savings and loan associations or banks through United States government agencies such as the Resolution Trust Corporation or the Federal Deposit Insurance Corporation. These institutions do not provide the seller's typical representations against fraud and misrepresentation. The Company intends to acquire third party insurance, to the extent that it is available at a reasonable price, for such risks. In the event the Company is unable to acquire such insurance, the Company would be relying solely on the value of the collateral underlying the mortgage loans. Accordingly, the Company will be subject to a greater risk of loss on obligations purchased from these institutions.

       Since 1995, the Company's growth in originating loans has been significant. In light of this growth, the historical financial performance of the Company may be of limited relevance in predicting future performance. Also, the loans originated by the Company have been outstanding for a relatively short period of time. Consequently, the delinquency and loss experience of the Company's loans to date may not be indicative of future results. It is unlikely that the Company will be able to maintain delinquency and loan loss ratios at their present levels to the extent that the Company's loan portfolio becomes more seasoned and are not resold by the Company.

       ABILITY TO ACQUIRE MORTGAGE ASSETS AT FAVORABLE SPREADS RELATIVE TO BORROWING COSTS. The Company's net income from mortgage lending will depend largely on the Company's ability to acquire mortgage assets at favorable spreads over the Company's borrowing costs. The Company may purchase mortgage assets from a variety of mortgage bankers, banks, savings and loans, investment banking firms, home-builders and other firms involved in originating, packaging and underwriting mortgage loans ("Mortgage Suppliers"). In acquiring mortgage loans, the Company will compete with REITs, investment banking firms, savings and loan associations, banks, mortgage bankers, insurance companies, mutual funds, other lenders, GNMA, FNMA, FHLMC and other entities purchasing mortgage loans, many of which have greater financial resources than the Company. There are numerous entities that invest in mortgage loans and others may be organized in the future. The effect of the existence of additional entities that invest in mortgage loans may be to increase competition for the available supply of mortgage loans suitable for purchase by the Company. There can be no assurance that the Company will be able to acquire sufficient mortgage loans from Mortgage Suppliers at spreads above the Company's cost of borrowings. In addition, there can be no assurance that Mortgage Suppliers will continue to originate suitable types of mortgage loans or that changes in market conditions or applicable laws will not affect the availability of suitable mortgage loans.

       DEPENDENCE ON WAREHOUSE FINANCING. The Company relies significantly upon its access to warehouse credit facilities in order to fund new originations and purchases. The Company has a $3,000,000 warehouse line of credit with Impac Warehouse Lending Group, Inc., a division of Impac Mortgage Holdings, Inc. (formerly called Imperial Credit Industries, Inc.)("Impac"). There was $7,029,738 extended by Impac on the warehouse line at September 30, 1997, substantially in excess of the contractual commitment with Impac, based upon and oral agreements and understandings with Impac. The Company expects to be able to maintain its existing warehouse line of credit (or to obtain replacement or additional financing) as the current arrangements expire or become fully utilized; however, there can be no assurance that such financing will be obtainable on favorable terms, if at all. To the extent that the Company is unable to maintain an adequate warehouse line of credit, the Company may have to curtail loan origination and purchasing activities, which could have a material adverse effect on the Company's operations and financial condition. The Company also has a master commitment with Impac Funding Corporation to purchase $50,000,000 of jumbo and conforming residential mortgages from the Company which has been fulfilled, and the Company has exercised its option for an additional $50,000,000 commitment. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

       PREPAYMENT RISKS ON MORTGAGE ASSETS. Mortgage prepayment rates vary from time to time and may cause changes in the amount of the Company's net cash flows. To the extent that prepayments occur, the yield on the Company's mortgage loans would be affected as well as the Company's net cash flows. Prepayments of adjustable-rate mortgage loans included in or underlying mortgage-backed securities generally increase when then-current mortgage interest rates fall below the interest rates on such adjustable-rate mortgage loans. Conversely, prepayments of such mortgage loans generally decrease when then-current mortgage interest rates exceed the interest rate on the mortgage loans included in or underlying such mortgage-backed securities. Prepayment experience also may be affected by the geographic location of the properties securing the mortgage loans included in or underlying mortgage-backed securities, the assumability of such mortgage loans, the ability of the borrower to convert to a fixed-rate loan, conditions in the housing and financial markets and general economic conditions.

       RISK OF LOSS ON MORTGAGE ASSETS. The Company may include privately-issued pass-through certificates backed by pools of adjustable-rate single family and multi-family mortgage loans and other real estate-backed mortgage loans in its investment portfolio. Because principal and interest payments on privately issued pass-through certificates are typically not guaranteed by the United States government or an agency of the United States government, such securities generally are structured with one or more types of credit enhancement. Such forms of credit enhancement are structured to provide protection against risk of loss due to default on the underlying mortgage loan, or bankruptcy, fraud and special hazard losses, such as earthquakes. Typically, third parties insure against these types of losses, and the Company would be dependent upon the credit worthiness of the insurer for credit-rating, claims paying ability of the insurer and timeliness of reimbursement in the event of a default on the underlying obligations. Furthermore, the insurance coverage for various types of losses is limited in amount, and losses in excess of the limitation would be the responsibility of the Company.

       The Company may also purchase mortgage loans issued by GNMA, FNMA or FHLMC. Each of these entities provides guarantees against risk of loss for securities issued by it. In the case of GNMA, the timely payment of principal and interest on its certificates is guaranteed by the full faith and credit of the United States government. FNMA guarantees the scheduled payments of interest and principal and the full principal amount of any mortgage loan foreclosed or liquidated on its obligations. FHLMC guarantees the timely payment of interest and ultimate collection of principal on its obligations, while with respect to certificates issued by FNMA and FHLMC, payment of principal and interest of such certificates are guaranteed only by the respective entity and not by the full faith and credit of the United States government.

       DEPENDENCE UPON LICENSED TECHNOLOGY. The Company's V.I.P. mortgage software system which is used by it and its licensees to originate mortgage loans is substantially dependent upon technology licensed to the Company from Intel(R) Corporation ("Intel"), and other technology companies. Although the primary business of the Company is mortgage lending, the V.I.P. mortgage software of the Company is instrumental in the marketing, origination and processing of its mortgage loans. The V.I.P. system is linked to the ProShare software system developed by Intel that provides direct video conferencing and interaction between prospective borrowers (and others) and the prospective
mortgage lender, including the Company.   The V.I.P. system also incorporates
licensed technology from other vendors. Because the Company does not independently conduct research and development activities regarding its software, the Company is dependent upon software technology of others to develop and enhance its V.I.P. mortgage software system. The failure to maintain these relationships or to enter into new relationships with technology companies would inhibit improvements to its mortgage software and may reduce its ability to effectively compete in the origination and processing of mortgage loans.

       DEPENDENCE ON WHOLESALE BROKERS AND OTHERS. The Company depends in part on independent mortgage brokers, financial institutions, realtors(R) and mortgage bankers for its originations and purchases of mortgage loans. The Company's competitors also seek to establish relationships with such independent mortgage brokers, financial institutions, realtors(R) and mortgage bankers, none of whom is contractually obligated to continue to do business with the Company. In addition, the Company expects the volume of wholesale loans that it originates and purchases to increase. The Company's future results may become more exposed to fluctuations in the volume and cost of its wholesale loans resulting from competition from other originators and purchasers of such loans, market conditions and other factors. See "Business -- Employees".

       LACK OF CONTROL OVER PASS-THROUGH ENTITIES. If the Company purchases interests in various pass-through entities, it will itself be in the position of a "holder" of shares of such entities including, real estate investment trusts, other trusts or partnerships, or a holder of other types of pass-through interests. Therefore, the Company will be relying exclusively on the management capabilities of the general partners, managers and trustees of those entities for the management and investment decisions made on their behalf. In particular, except for voting rights on certain matters, the Company will have no control over the operations of the pass-through entities in which it purchases interests, including all matters relating to the operation, management, investment decisions, income and expenses of such entities, including decisions with respect to actions to be taken to collect amounts owed to such entities. If such managers, trustees or general partners take actions or make decisions which are adverse to a pass-through entity or the Company, it may not be cost-efficient for the Company to challenge such actions or decisions. Moreover, if the Company does not become a substituted owner of such interests, it would not have the right to vote on matters on which other interest owners in such entities have a right to vote or otherwise challenge management decisions. Finally, should any of such managers, trustees or general partners experience financial difficulties for any reason, the entities in which the Company invests could be adversely affected, thereby adversely affecting the value of the Company's investments.

       BALLOON PAYMENTS. Mortgage loans, other than those representing mortgage loans on single-family residential, may represent "balloon" obligations, requiring no payments of principal over the term of the indebtedness with a "balloon" payment of all of the principal due at maturity. "Balloon" payments will probably require a sale or refinancing of properties at the time they are due.

       No assurance can be given that the borrowers will have sufficient assets to pay off the indebtedness when due, or that sufficient liquidity will be generated from the disposition or refinancing of the properties to enable the owner to pay the principal or interest due on such mortgage loans.

       DEFAULT, FORECLOSURE AND DIFFICULTY IN SALE OF THE SECURED PROPERTIES. If a mortgaged property is not sold by the maturity date of the underlying mortgage loan, the borrower may have difficulty in paying the outstanding balance of such mortgage loan and may have to refinance the property. The borrower may also experience difficulty in refinancing the property if that becomes necessary due to unfavorable interest rates or the unavailability of credit.

       If any amounts under a mortgage loan are not paid when due, the Company may foreclose upon the property of the borrower. In the event of such a default which requires the Company to foreclose upon a property or otherwise pursue its remedies in order to protect the Company's investment, the Company will seek to obtain a purchaser for the property upon such terms as the Company deems reasonable. However, there can be no assurance that the amount realized upon any such sale of the underlying property will result in financial profit or prevent loss to the Company. In addition, because of potential adverse changes in the real estate market, locally or nationally, the Company may be forced to own and maintain the property for a period of time to protect the value of its investment. In that event, the Company may not be able to receive any cash flow from such mortgage loan and the Company would be required to pay such sums as may be necessary to maintain and manage the property.

       ENVIRONMENTAL MATTERS. The Company has not been required to perform any investigation or clean up activities, nor has it been subject to any environmental claims. There can be no assurance, however, that this will remain the case in the future.

       In the course of its business, the Company has acquired and may acquire in the future properties securing loans that are in default. Although the Company primarily lends to owners of residential properties, there is a risk that the Company could be required to investigate and clean up hazardous or toxic substances or chemical releases at such properties after acquisition by the Company, and may be held liable to a governmental entity or to third parties for property damage, personal injury and investigation and cleanup costs incurred by such parties in connection with the contamination. In addition, the owner or former owners of a contaminated site may be subject to common law claims by third pies based on damages and costs resulting from environmental contamination emanating from such property.

       USURY LAWS. The amount of interest payable by a borrower to the Company may exceed the rate of interest permitted under the California Usury Law and the usury laws of other states. Although the Company does not intend to make or invest in mortgage loans with usurious interest rates, there are uncertainties in determining the legality of interest rates. Such limitations, if applicable, may decrease the yield on the Company's investments.

       With respect to the interest rate charged by the Company to borrowers in the State of California, the Company will be relying upon the exemption from its usury law which provides that loans that are made or arranged by a licensed real estate broker and which are secured by a lien on real property are exempt from the usury law. The Company intends to use licensed real estate brokers to arrange the mortgage loans so that no violation of the applicable usury law would take place. Additionally, if any employee or director of the Company or its subsidiaries is a licensed real estate broker in the State of California, the Company may use such person to arrange all or a portion of the mortgage loans to qualify for the usury exemption.

       The consequences for failing to abide by the usury law include forfeiture of all interest payable on the loan, treble damages with respect to excessive interest actually paid, and criminal penalties. The Company believes that because of the applicable exemptions and the provisions of California Civil Code 1917.005 exempting lenders who originate loan transactions from the California usury laws, no violation of the California Usury Law will occur. The Company shall attempt to rely on similar exemptions in other states if necessary but there is no guarantee that it will be able to do so.

       BANKRUPTCY OF A BORROWER. If a borrower enters bankruptcy, either voluntarily or involuntarily, an automatic stay of all proceedings against the borrower's property will issue. This stay will prevent the Company or any trustee from foreclosing on the property securing such borrower's loan until relief from the stay can be sought from the bankruptcy court. No guaranty can be given that the bankruptcy court will lift the stay, and significant legal fees and costs may be incurred in attempting to obtain such relief.

       COMPETITION. The Company will face intense competition in the origination, acquisition and liquidation of its mortgage loans. Such competition can be expected from banks, savings and loan associations and other entities, including REITs. Many of the Company's competitors have greater financial resources than the Company.

       PROPRIETARY RIGHTS AND LICENSING. The Company's success is dependent upon proprietary technology. The Company may rely on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions with its employees, consultants and business partners and in its license agreements to protect its proprietary rights. The Company may seek to protect its software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's mortgage software or to obtain and use information that the Company regards as proprietary. While the Company is not aware that any of its software infringes upon the proprietary rights of third parties, there can be no assurance that third parties will not claim infringement by the Company with respect to current of future products.

       In addition, the Company relies on certain software that it licenses from third parties, including software is used in the Company's products to perform certain functions. There can be no assurance that such firms will remain in business, that they will continue to support their products or that their products will otherwise continue to be available to the Company on commercially reasonable terms. The loss or inability to maintain any of these software or data licenses could result in delays or cancellations in product shipments until equivalent software can be identified and licensed or developed and integrated with the Company's products. Any such delay or cancellation could materially adversely affect the Company's business, financial condition or results of operations.

       The Company's products are generally provided to customers in object code (machine-readable) format only. From time to time, in limited circumstances, the Company has licensed source code (human-readable) format subject to customary protections such as use restrictions and confidentiality agreements. In addition, certain customers may enter into source code escrow arrangements with the Company, pursuant to which the Company's source code will be released to the customer upon the occurrence of certain events, such as the commencement of bankruptcy or insolvency proceedings by or against the Company, or certain material breaches of the agreement. In the event of any release of the source code from escrow, the customer's license is generally limited to use of the source code to maintain, support and configure the Company's software products.

RISK FACTORS RELATING TO THIS OFFERING

       POSSIBLE LACK OF LIQUIDITY AND NO ASSURANCE OF A PUBLIC MARKET. There is presently a limited market for the Common Stock of the Company and there can be no assurance that a broad and active market will develop. There is no assurance that an active or stable public market for the Common Stock will ever develop. There may be restrictions upon the transferability of the Common Stock in certain state jurisdictions. Stockholders should seek the advice of their personal legal counsel before offering their stock for resale to any person.

       POSSIBLE VOLATILITY OF STOCK PRICE; EFFECT OF FUTURE OFFERINGS ON MARKET PRICE OF COMMON STOCK. The market price of the Common Stock of the Company may experience fluctuations that are unrelated to the Company's operating performance. In particular, the price of the Common Stock may be affected by general market price movements as well as developments specifically related to the mortgage industry such as, among other things, interest rate movements. In addition, the Company's operating income on a quarterly basis is significantly dependent upon the successful completion of the Company's loan sales in the market, and the Company's inability to complete these transactions in a particular quarter may have a material adverse impact on the Company's results of operations for that quarter and could, therefore, negatively impact the price of the Common Stock.

       The Company may increase its capital by making additional private or public offerings of its Common Stock, securities convertible into its Common Stock, preferred stock or debt securities. The actual or perceived effect of such offerings, the timing of which cannot be predicted, may be the dilution of the book value or earnings per share of the Common Stock outstanding, which may result in the reduction of the market price of the Common Stock and affect the Company's ability to access the capital markets.

       SHARES ELIGIBLE FOR FUTURE SALE. Certain outstanding shares of the Company's Common Stock and warrants presently outstanding are "restricted securities" and under certain circumstances may in the future be sold in compliance with Rule 144 adopted under the Securities Act of 1933, as amended, or some other exemption from registration under the Securities Act of 1933. Future sales of those shares if they are registered or sold under Rule 144 or other exemption could depress the market price of the Common Stock in the public market. However, there can be no assurance that Rule 144 or any other specific exemption may be available in the future. See "Shares Available for Future Sale".

       DIVIDENDS NOT LIKELY. There can be no assurance that the operations of the Company will result in sufficient revenues to enable the Company to operate at profitable levels or to generate positive cash flow. For the foreseeable future, it is anticipated any earnings which may be generated from operations of the Company will be used to finance the growth of the Company and that cash dividends will not be paid to stockholders. See "Dividends."

       COMPLIANCE WITH FEDERAL AND STATE SECURITIES LAWS. The Company has offered and sold its securities in the past, and may offer and sell its securities in the future, and may sponsor or act as general partner or otherwise with regard to registered or unregistered offerings of securities. These securities were and may be offered and sold in reliance upon exemptions available pursuant to the Securities Act of 1933, as amended. There can be no assurance that such offerings qualified or will qualify under such exemptive provisions due to, among other things, the adequacy of disclosure and the manner of distribution of the offering, similar offerings conducted by the Company or its affiliates in the past and in the future or the retroactive change in any securities laws or regulations. If, and to the extent suits for rescission are brought against the Company and successfully concluded for failure to register other offerings made by the Company under the Securities Act of 1933, or for acts or omissions constituting certain prohibited practices under the Securities Exchange Act of 1934, both the capital and assets of the Company could be adversely affected, thus jeopardizing the ability of the Company to operate successfully. A similar risk exists as a result of the application of state securities laws of those states in which securities are offered or sold. Furthermore, the time and capital of the Company could be expended on defending an action by investors or by state or federal securities commissions even if the Company is ultimately exonerated.

       ABSENCE OF INDEPENDENT MANAGING UNDERWRITER. Under federal securities laws, underwriters of securities offered to the public may be expected to take such steps as may be necessary to ensure that the information contained in the offering documents is accurate and complete. These steps are typically taken by a "lead underwriter" or "dealer manager" who participates in the preparation of the offering documents. Since there is no lead underwriter or dealer manager in the issuance of the Common Stock of the Company, stockholders and prospective stockholders must rely on the Company regarding the information contained in this Prospectus.

       WARRANTS AND OPTIONS. The Company has adopted a stock option plan for its officers, employees and directors for 1,250,000 shares of its Common Stock. As of February 12, 1998, there have been 445,000 shares of Common Stock granted as stock bonuses by the Company under the Plan. There are 805,000 shares of Common Stock available for grants of stock options, SAR's of stock bonuses.

       As of February 12, 1998, there are total outstanding warrants to purchase 956,250 shares of Common Stock of the Company that are exercisable at prices ranging from $1.85 to $3.00 per share. For the life of the options and warrants, holders will have the opportunity to profit from a rise in the price of the Common Stock, with a resulting dilution in the interest of other holders of Common Stock.

       The existence of warrants and options may adversely affect the terms of additional financing, and the holders of the warrants or options can be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain additional capital by an offering of its unissued Common Stock on terms more favorable to the Company than those provided by the warrants and options. See "Description of Capital Stock-Warrants and Options".

       NOTE: In addition to such risks, businesses are often subject to risks not foreseen or fully appreciated by management. In reviewing this Prospectus, it should be kept in mind that other possible risks may exist.

                                CAPITALIZATION

       The following table sets forth the capitalization of the Company as of September 30, 1997 (audited).


                                                                      SEPTEMBER 30, 1997
                                                                      ------------------
Short-term debt:
     Borrowings under warehouse line of credit...............             $ 7,029,738
     Notes payable, capital leases, current portion..........                 251,954
                                                                          -----------
                                                                          $ 7,281,692
                                                                          ===========
Notes payable, capital leases, net of current portion........             $    20,515

Preferred Stock, no par value:
 Authorized, 5,000,000 shares,
 648,648 shares issued and outstanding(1)....................               1,009,000

Common Stock, no par value:
 Authorized, 30,000,000 shares,
 Issued and outstanding, 7,535,942 shares....................             $ 6,955,482

Common Stock to be issued....................................             $   160,875

Common Stock subscribed......................................             $  (100,000)

Retained deficit.............................................             $(6,345,616)
                                                                          -----------
Total Shareholders' Equity...................................             $ 1,679,741
                                                                          -----------
Total Capitalization.........................................             $ 8,981,948
                                                                          ===========

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

       The following discussion is intended to assist in an understanding of the Company's financial position for the fiscal years September 30, 1997 and September 30, 1996 and the results of its operations for the periods then ended.

GENERAL

       The Company, formerly called "Pacific International, Inc.", a Hawaii corporation, was incorporated in 1960, and was originally organized to acquire and manage developed and undeveloped real estate. However, the Company had not conducted significant operations for a number of years until it agreed to acquire substantially all of the assets and assume certain liabilities of Sterling Alliance Group, Ltd. ("SAG") in December, 1995. Subsequently, the Company changed its name to EMB Corporation to reflect the change in the purpose and nature of its business. For accounting purposes, this was treated as a recapitalization of SAG, with the historical financial information prior to the acquisition merger being that of the Selling Stockholder.

       The principal business of the Company is the origination and processing of residential mortgage loans using a service which the Company calls Video InteractiveMortgage Process ("VIP"). Mortgages originated and/or purchased by the Company have been resold primarily to Impac Funding Corporation, a division of [IMPERIAL CREDIT INDUSTRIES, INC.]; although mortgages in the future may be held for investment, sold to third parties, or securitized and issued as mortgage backed securities. The Company recently entered into a correspondent lending relationship with ContiMortgage Corporation regarding home equity mortgage loans secured by a second deed of trust or second mortgage. See "Liquidity and Capital Resources", below.

       The Company recently commenced the origination of mortgage loans on commercial properties. The Company has entered into agreements to sell its commercial loans to IMH Commercial Holdings, Inc., a REIT organized by Impac Mortgage Holdings, Inc.

       The Company originates loans through its executive office in Costa Mesa, California and through its branch offices located in California, Colorado, Connecticut, Florida, Nevada and Texas. The Company's strategy of originating, as compared to purchasing, a substantial portion of its loan volume, results in the generation of increased origination fees, service release fees, and other fees which is the principal source of revenue to the Company. However, the Company also purchases loans from unaffiliated and qualified mortgage bankers, and originates loans referred by unaffiliated mortgage brokers. The Company sells all of its mortgage loans, and does not retain any servicing rights.

Fiscal year ended September 30, 1997 compared with the fiscal year ended
------------------------------------------------------------------------
September 30, 1996
------------------

       RESULTS OF OPERATIONS. The following table sets forth certain operating information regarding the Company:


                                              YEAR ENDED          YEAR ENDED
                                          SEPTEMBER 30, 1996  SEPTEMBER 30, 1997
                                          ------------------  ------------------
Mortgage loan revenues and product
   sales................................     $    276,419        $  4,156,193

Operating expenses:
    Loan original costs, commissions and
       other fees.......................     $         --        $  2,331,815
    General and administrative               $  3,375,244        $  4,347,247
     expense............................     $     31,056        $     71,461
    Depreciation........................       ----------          ----------

Total operating expenses................     $  3,406,300        $  6,750,523

Loss from operations....................     $ (3,159,517)       $ (2,594,330)

Other income (expenses).................     $    (67,081)       $     44,105
                                               ----------          ----------
Loss before income taxes................     $ (3,226,598)       $ (2,550,225)

Income taxes............................     $      1,600        $      1,600
                                               ----------          ----------
Net Loss................................     $ (3,228,198)       $ (2,551,825)
                                               ==========          ==========
Net loss per share......................             (.89)       $       (.42)

       REVENUES. Revenues increased 1,404% to $4,156,193 in fiscal 1997 from $276,419 in 1996. Revenues were generated from the loan process services and product sales. During fiscal 1997, the Company funded residential mortgage loans of $139,851,291 compared to approximately $26,487,000 during fiscal 1996, an increase of approximately 528%.

       LOAN ORIGINATIONS AND PURCHASES.   Mortgage volume increased 311% to
$316,187,800 during the year ended September 30, 1997, from $101,612,900 during the year ended September 30, 1996. This increase in mortgage loan volume appears to be continuing primarily due to the expansion of the Company's marketing activities and the opening of additional retail offices.

       OPERATING EXPENSES. Operating expenses increased 98% to $6,750,523 in fiscal 1997 from $3,406,300 in 1996. This increase can be attributable to increased activity in the loan processing segment of the business and the acquisition of additional computer equipment.

       NET LOSS FROM OPERATIONS. The net loss from operations decreased 18% to $2,594,330 in fiscal 1997 as compared with $3,159,517 in 1996 due primarily to the increase in revenues in 1997 over 1996.

       CAPITAL EXPENDITURES. The Company has incurred capital expenditures for equipment and office furniture used in its loan process service. Capital expenditures during the fiscal years ended September 30, 1997 and 1996 totaled $377,240 and $96,846, respectively.

CAPITAL EXPENDITURES, CAPITAL RESOURCES AND LIQUIDITY

       CASH FLOWS. The following summary table presents comparative cash flows of the Company for the periods indicated.

                                                                  YEAR ENDED
                                                                 SEPTEMBER 30,
                                                                 -------------
                                                            1996               1997
                                                        -------------      -------------
       Net cash used in operating activities..........  $  (1,085,286)     $  (8,194,411)

       Net cash used in investing activities..........  $    (171,644)     $     (67,808)

       Net cash provided by financing activities......  $   1,231,254      $   8,323,233

       LIQUIDITY AND CAPITAL RESOURCES. The Company's capital resources have historically been provided by cash from operations, by the sale of its securities and by short term loans. The Company's ability to implement its business strategy will depend upon its ability to continue to establish alternative long-term financing arrangements, maintain sufficient financing under warehousing facilities upon acceptable terms and to access the public or private capital markets in connection with the issuance of its equity or debt securities. There can be no assurance that such financing will be available to the Company on favorable terms, if at all. If such financing were not available or the Company's capital requirements exceed anticipated levels, then the Company would be required to obtain additional financing. The Company cannot presently estimate the amount and timing of additional financing requirements because such requirements are dependent upon, among other things, the growth of the Company. If the Company were unable to raise such additional capital, its results of operations and financial condition would be adversely affected.

       During fiscal 1997, the Company increased its liquidity and capital by its sale of 648,649 shares of its 8% Convertible Preferred Stock, Series A and a warrant to purchase 150,000 shares of Common Stock of the Company, for $1,200,000; $313,188 realized from the exercise of warrants to purchase common stock; and $137,500 from the sale of Common Stock. During January 1998, the Company further increased its liquidity by the sale of $600,000 of notes that are convertible into 433,333 shares of Common Stock at $2.375 per share.

       The Company anticipates that it may continue operating on a negative cash flow basis as long as it continues its rapid growth rate. The Company's primary operating cash requirements include the funding or payment of: (i) originations and purchases of mortgage loans; (ii) fees and expenses incurred in connection with the origination and purchase of mortgage loans; (iii) interest expense incurred on borrowings under its warehouse facilities; (iv) capital expenditures; and (v) other operating and administrative expenses. The Company funds these cash requirements primarily through capital market transactions, warehouse financing and other corporate borrowings.

       At September 30, 1997, the Company had current assets of $7,808,152 and current liabilities of $7,991,923, resulting in working capital deficit of ($183,771) as compared to a working capital deficit of $(529,482) at September 30, 1996. Working capital increased by $345,711.

       Net cash used in operating activities increased to ($8,194,411) for the year ended September 30, 1997, from ($1,085,286) for the year ended September 30, 1996, or a difference of $7,109,125. The increase in net cash used in operating activities was primarily attributable to the increase of in mortgage loans held for sale.

       During fiscal 1997, the Company completed the opening of four (4) additional branch retail offices, located in Las Vegas, Nevada; Houston, Texas; Daytona Beach, Florida and Ft. Lauderdale, Florida.

       The Company has increased the amount of its outstanding liabilities to $11,342,843 from $688,879 during the year ended September 30, 1997, an increase of $10,653,964. This outstanding indebtedness is due primarily to the warehouse line of credit of $7,029,738 and deferred gain on sale of land of $3,200,000. An undeveloped property continues to be subject to a deed of trust in the amount of $65,000.

       As of September 30, 1997, the Company has indebtedness payable to unrelated parties in the total amount of approximately $7,274,379, including a $65,000 deed of trust amount on its undeveloped land. The Company believes that this remaining indebtedness will be paid primarily from its cash flow from operations, sale of mortgages and proceeds from the sale of its equity securities.

       The warehouse lines of credit of the Company are available for the funding of loans which will be sold not only to Impac Funding Corporation, but also to other investors, including Resource Bancshares Mortgage Group, Inc., The Mortgage Authority, Inc., First Union National Bank of North Carolina, and Resource Bancshares Mortgage Group, Inc. During the time period following funding of a loan, but prior to resale of the loan, the Company realizes either interest income or expense depending upon the note rate for the underlying mortgage vis a vis the interest rate on the warehouse line of credit, i.e., presently, prime + 1/2%.

       The Company relies significantly upon its access to warehouse credit facilities in order to fund new originations and purchases of mortgages. The Company has a $3,000,000 warehouse line of credit. The Company expects to be able to extend and maintain its existing warehouse lines of credit (or to obtain replacement or additional financing) as the current arrangements expire or become fully utilized; however, there can be no assurance that such financing will be obtainable on favorable terms, if at all. To the extent that the Company is unable to maintain its warehouse lines of credit, the Company may have to curtail loan origination and purchasing activities, which could have a material adverse effect on the Company's operations and financial condition.


                                  MARKET PRICE

       Market for Common Equity. The Common Stock of the Company is currently
       ------------------------
quoted in the over-the-counter market on the electronic bulletin board maintained by the National Association of Securities Dealers, Inc. under the symbol "EMBU".

       When the trading price of the Company's Common Stock is below $5.00 per share, the Common Stock is considered to be "penny stocks" that are subject to rules promulgated by the Securities and Exchange Commission (Rule 15g-1 through 15g-9) under the Securities Exchange Act of 1934. These rules impose significant requirements on brokers under these circumstances, including: (a) delivering to customers the Commission's standardized risk disclosure document;
(b) providing to customers current bid and offers; (c) disclosing to customers the brokers-dealer and sales representatives compensation; and (d) providing to customers monthly account statements.

       For several years prior to January 1, 1996, the market price of the Common Stock of the Company was either nominal or non-existent because the Company had no substantial assets and had little or no operations. However, after the Company entered into an acquisition agreement regarding the purchase of certain assets of Sterling Alliance Group, Ltd. in December 1995, the Common Stock of the Company began actively trading.

       The following table sets forth the range of high and low closing bid prices per share of the Common Stock as reported by National Quotation Bureau, L.L.C. for the periods indicated.

YEAR ENDED DECEMBER 31, 1996:               HIGH BID(1)(2)    LOW BID(1)(2)
-----------------------------               --------------    -------------
1st Quarter                                  $ 21.00           $ 1.00
2nd Quarter                                  $ 15.00           $ 7.50
3rd Quarter                                  $ 12.00           $ 3.25
4th Quarter                                  $ 5.125           $2.375
YEAR ENDED DECEMBER 31, 1997:
-----------------------------
1st Quarter                                  $  3.75           $2.125
2nd Quarter                                  $  3.25           $1.375
3rd Quarter                                  $3.3125           $1.375
4th Quarter                                  $  3.25           $ 1.75

(1) The Company is unaware of the factors which resulted in the significant fluctuations in the bid prices per share during the periods being presented, although it is aware that there is a thin market for the Common Stock, that there are frequently few shares being traded and that any sales significantly impact the market.
(2) During September, 1996, the Company effectuated a one for four (1:4) reverse stock split. The above prices for the first three quarters of 1996 have been revised to reflect this split.

       On February 12, 1998, the closing bid and ask prices of the Common Stock of the Company were $1.8125 bid and $2.031 asked per share. The foregoing prices represent inter-dealer quotations without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions. On February ___, 1998, there were approximately 11 broker-dealers publishing quotes for the Common Stock of the Company.

       As of February 2, 1998, there were 8,691,142 shares of Common Stock issued and outstanding which were held by approximately 687 holders of record; 162,162 shares of 8% Convertible Preferred Stock, Series A held by one owner of record and 675,000 shares of 10% convertible Preferred Stock, Series B, which are not traded in any market.

                                   DIVIDENDS

       The Company has not paid any dividends on its Common Stock and does not expect to do so in the foreseeable future. The Company intends to apply its earnings, if any, in expanding its operations and related activities. The payment of cash dividends in the future will be at the discretion of the Board of Directors and will depend upon such factors as earnings levels, capital requirements, the Company's financial condition and other factors deemed relevant by the Board of Directors, and is subject to the dividend rights of the 8% Convertible Preferred Stock, Series A of the Company to the extent such shares are not converted into the Common Stock of the Company. In addition, the Company's ability to pay dividends may be limited under future loan agreements of the Company which restrict or prohibit the payment of dividends.


                                BUSINESS

       GENERAL. The Company, a Hawaii corporation, was incorporated in 1960, and was originally organized to acquire and manage developed and undeveloped real estate. However, the Company had not conducted any significant operations for a number of years until it agreed to acquire substantially all of the assets and assume certain liabilities of Sterling Alliance Group, Ltd. (the "Selling Stockholder") in December 1995, including all of the issued and outstanding capital stock of EMB Mortgage Corporation (formerly named Electronic Mortgage Banc, Ltd.)("EMB") which is presently a wholly owned subsidiary of the Company. The Company changed its corporate name from "Pacific International, Inc." to EMB Corporation during 1996 to reflect the change in the purposes and nature of its business.

       The Company, through EMB, is primarily engaged in the mortgage loan industry. EMB acquired a license from Virtual Lending Technology, Inc. ("VLT"), an affiliate of the Company, for its proprietary version of its software which is part of the Company's software system designed for the origination and processing of residential mortgage loans that it presently calls Video

InteractiveMortgage Process ("VIP"). The software is licensed to unaffiliated third parties for use in their operations. Second, EMB is a residential mortgage lender on a retail basis directly to consumers and through its licensees, and on a wholesale basis to mortgage brokers. Mortgages originated by the Company may be held primarily for investment, or may be sold to third parties, or may be securitized and issued as mortgage-backed securities.

       Although the company, it will hold real estate for sale from time to time, as a result of foreclosures or other events. See Note A to Financial Statements.


RESIDENTIAL MORTGAGE LENDER

       GENERAL. EMB has been a retail mortgage broker regarding residential mortgage loans for approximately four years, and commenced its business as a wholesale mortgage banker, approximately one year ago. EMB recently commenced retail mortgage lending operations regarding commercial properties. EMB originates its own loans and those of its licensees on a retail basis and provides wholesale lending services to approved mortgage brokers. It has entered into a correspondent lending relationship with Impac Funding Corporation, a division of Impac Mortgage Holdings, Inc. ("Impac"), a national mortgage lender. Initially, EMB underwrites and funds its mortgage loans through a wholesale line of credit from Impac Warehouse Lending Group Inc., and then resells such loans to Impac. In the future, the Company intends to develop associations with other mortgage lenders to participate in the secondary marketing of mortgages. EMB expects to negotiate servicing fees for servicing its mortgage loans, or to obtain service release fees upon the resale of mortgages. The Company may also package and resell mortgage loans as asset-backed securities in the future.

       LOAN STANDARDS. Mortgage loans made by EMB will be loans with fixed or adjustable rates of interest secured by first mortgages, deeds of trust or security deeds on residential properties with original principal balances that do not exceed 95% of the value of the mortgaged properties, unless such loans are FHA-insured or VA-guaranteed. Generally, each mortgage loan having a loan-to-value ratio, as of the cut-off-date, in excess of 80%, or which is secured by a second or vacation home, will be covered by a Mortgage Insurance Policy, FHA Insurance Policy or VA Guaranty insuring against default all or a specified portion of the principal amount thereof.

       The Company recently commenced the origination of home equity loans in an amount of up to 125% of a property's appraised value. Home equity loans are secured by a second mortgage or second deed of trust. Home equity loans originated or purchased by the Company are presently sold to ContiMortgage Corporation, a subsidiary of ContiFinancial Corporation.

       The mortgage loans will be "one to four-family" mortgage loans, which means permanent loans (as opposed to construction or land development loans) secured by mortgages on non-farm properties, including attached or detached single-family or second/vacation homes, two to four-family primary residences and condominiums or other attached dwelling units, including individual condominiums, row houses, townhouses and other separate dwelling units even when located in buildings containing five or more such units. Each mortgage loan must be secured by an owner occupied primary residence or second/vacation home, or by a nonowner occupied residence. The mortgaged property may not be a mobile home.

       No mortgage loan is expected to have an original principal balance less than $30,000. While most loans may be less than $700,000, EMB may fund loans of up to $2,000,000 through its own wholesale credit lines or by brokering such loans to unaffiliated third-party mortgage lenders. Fixed rate mortgage loans must be repayable in equal monthly installments which reduce the principal balance of the loans to zero at the end of the term.

       CREDIT, APPRAISAL AND UNDERWRITING STANDARDS. Each mortgage loan must (i) be an FHA-insured or VA-guaranteed loan meeting the credit and underwriting requirements of such agency, or (ii) meet the credit, appraisal and underwriting standards established by the Company. For certain mortgage loans which may be subject to a mortgage pool insurance policy, the Company may delegate to the issuer of the mortgage pool insurance policy the responsibility of underwriting such mortgage loans, in accordance with the Company's credit appraisal and underwriting standards. In addition, the Company may delegate to one or more lenders the responsibility of underwriting mortgage loans offered to the Company by such lenders, in accordance with the Company's credit, appraisal and underwriting standards. In connection with any such delegation of underwriting responsibility to a lender, the Company will require that the lender (i) make certain representations and warranties to the Company which shall be the basis for certain of the Company's representations and warranties to the trustee; (ii) agree to repurchase any mortgage loan which is discovered at any time not to be in conformance with such representations and warranties, if such defect cannot be cured within 60 days of discovery of such breach; and (iii) agree to provide the Company within 10 days of request the credit file for any mortgage loan the Company desires to audit for compliance with the terms of the Company's loan purchase program. It is anticipated that the Company will select for audit certain of the credit files after purchase of the related mortgage loans.

       The Company's underwriting standards are intended to evaluate the prospective mortgagor's credit standing and repayment ability, and the value and adequacy of the proposed mortgaged property as collateral. In the loan application process, prospective mortgagors will be required to provide information regarding such factors as their assets, liabilities, income, credit history, employment history and other related items. Each prospective mortgagor will also provide an authorization to apply for a credit report which summarizes the mortgagor's credit history. With respect to establishing the prospective mortgagor's ability to make timely payments, the Company will require evidence regarding the mortgagor's employment and income, and of the amount of deposits made to financial institutions where the mortgagor maintains demand or savings accounts. In some instances, mortgage loans may be made by the Company under a Limited Documentation Origination Program. For a mortgage loan to qualify for the Limited Documentation Origination Program, the prospective mortgagor must have a good credit history and be financially capable of making a larger cash down payment in a purchase, or be willing to finance less of the appraised value, in a refinancing, than would otherwise be required by the Company. Currently, only mortgage loans with certain loan-to-value ratios will qualify for the Limited Documentation Origination Program. If the mortgage loan qualifies, the Company waives some of its documentation requirements and eliminates verification of income and employment for the prospective mortgagor. The Limited Documentation Origination Program has been implemented relatively recently and accordingly its impact, if any, on the rates of delinquencies and losses experienced on the mortgage loans so originated cannot be determined at this time.

       The Company's underwriting standards generally follow guidelines acceptable to FNMA and FHLMC. The Company's underwriting policies may be varied in appropriate cases. In determining the adequacy of the property as collateral, an independent appraisal is made of each property considered for financing. The appraiser is required to inspect the property and verify that it is in good condition and that construction, if new, has been completed. The appraisal is based on the appraiser's judgment of values, giving appropriate weight to both the market value of comparable homes and the cost of replacing the property.

       Certain states where the mortgaged properties may be located are "anti-deficiency" states where, in general, lenders providing credit on one to four-family properties must look solely to the property for repayment in the event of foreclosure. See "Certain Legal Aspects of the Mortgage Loans-Anti-Deficiency Legislation and Other Limitations on Lenders". The Company's underwriting standards in all states (including anti-deficiency states) require that the underwriting officers be satisfied that the value of the property being financed, as indicated by the independent appraisal, currently supports and is anticipated to support in the future the outstanding loan balance, and provides sufficient value to mitigate the effects of adverse shifts in real estate values.

       LENDER WARRANTIES AND INDEMNIFICATION OF THE COMPANY. With respect to the mortgage loans sold by it, each lender will make representations and warranties to the Company which the Company deems sufficient to permit it to make its representations and warranties in respect of such mortgage loans to the Trustee and the certificateholders under the Pooling Agreement. Additional representations and warranties will be made by each lender which has been delegated the responsibility to underwrite mortgage loans on behalf of the Company. See "-Credit, Appraisal and Underwriting Standards" above. Each lender will also make certain other representations and warranties regarding mortgage loans sold by it.

       Each lender will agree to indemnify the Company against any loss or liability incurred by the Company on account of any breach of any representation or warranty made by the lender, any failure to disclose any matter that makes any such representation and warranty misleading, or any inaccuracy in information furnished by the lender to the Company.

       Upon the breach of any misrepresentation or warranty made by a lender, the Company may require the lender to repurchase the related mortgage loan.

       TITLE INSURANCE POLICIES. The servicing agreement regarding the mortgage loans originated by the Company will usually require that, at the time of the origination of the mortgage loans and continuously thereafter, a title insurance policy be in effect on each of the mortgaged properties and that such title insurance policy contain no coverage exceptions, except those permitted pursuant to the guidelines heretofore established by FNMA.

COMMERCIAL LOANS

       The Company recently commenced the origination of mortgage loans on commercial properties. The Company presently intends to sell its commercial mortgage loans to IMH Commercial Holding, Inc., a REIT organized by Impac Mortgage Holdings, Inc.

CURRENT MARKETS AND EXPANSION PLANS

       The Company is licensed to originate loans and/or is presently exempt from such requirements in 33 states through its six retail offices. The Company believes that its strategy of originating loans through a retail branch office network represents the most profitable loan origination strategy due to the significant level of loan origination and other fees. Additionally, such a strategy allows the Company to maintain its underwriting quality standards when compared to competitors that rely primarily on independent mortgage brokers.

       Although the Company is presently licensed to originate loans in 26 states, it has historically concentrated its business in California. While this concentration has recently declined significantly, California remains a significant part of the Company's business and has contributed approximately 70% and 95% of the Company's total loan originations and purchases for the years ended September 30, 1997 and year ended September 30, 1996, respectively. Expansion outside California began in late 1996 when the Company began to establish or acquire additional branch offices.

CERTAIN LEGAL ASPECTS OF MORTGAGE LOANS

       GENERAL. The mortgages originated by the Company and its licensed affiliates will be either mortgages or deeds of trust, depending upon the prevailing practice in the state in which the property subject to a mortgage loan is located. A mortgage creates a lien upon the real property encumbered by the mortgage. It is not generally prior to liens for real estate taxes and assessments. Priority between mortgages depends on their terms and generally on the order of filing with a state or county office. There are two parties to a mortgage, the mortgagor, who is the borrower and homeowner (the "Mortgagor"), and the mortgagee, who is the lender. Under the mortgage instrument, the Mortgagor delivers to the mortgagee a note or bond and the mortgage. Although a deed of trust is similar to a mortgage, a deed of trust formally has three parties, the borrower-homeowners called the trustor (similar to a Mortgagor), a lender (similar to a mortgagee) called the beneficiary, and a third-party grantee called the Trustee. Under a deed of trust, the borrower grants the property, irrevocably until the debt is paid, in trust, generally with a power of sale, to the Trustee to secure payment of the obligation. The Trustee's authority under a deed of trust and the mortgagee's authority under a mortgage are governed by law, the express provisions of the deed of trust or mortgage, and, in some cases, the directors of the beneficiary.

       FORECLOSURE. Foreclosure of a deed of trust is generally accomplished by a non-judicial Trustee's sale under a specific provision in the deed of trust which authorizes the Trustee to sell the property to a third party upon any default by the borrower under the terms of the note or deed of trust. In some states, the Trustee must record a notice of default and send a copy to the borrower-trustor and to any person who has recorded a requests for a copy of a notice of default and notice of sale. In addition, the Trustee must provide notice in some states to any other individual having an interest in the real property, including any junior lienholders. The borrower, or any other person having a junior encumbrance on the real estate, may, during a reinstatement period, cure the default by paying the entire amount in arrears plus the costs and expenses incurred in enforcing the obligation. Generally, state laws require that a copy of the notice of sale be posted on the property and sent to all parties having an interest in the real property.

       Foreclosure of a mortgage is generally accomplished by judicial action. The action is initiated by the service of legal pleadings upon all parties having an interest in the real property. Delays in completion of the foreclosure may occasionally result from difficulties in locating necessary parties defendant. Judicial foreclosure proceedings are often not contested by any of the parties defendant. However, even when the mortgagee's right to foreclose is contested, the court generally issues a judgment of foreclosure and appoints a referee or other court officer to conduct the sale of the property.

       In the case of foreclosure under either a mortgage or a deed of trust, the sale by the referee or other designated officer or by the Trustee is a public sale. However, because of the difficulty a potential buyer at the sale would have in determining the exact status of title and because the physical condition of the property may have deteriorated during the foreclosure proceedings, it is uncommon for a third party to purchase the property at the foreclosure sale. Rather, it is common for the lender to purchase the property from the Trustee or referee for an amount equal to the principal amount of the mortgage or deed of trust, accrued and unpaid interest and the expense of foreclosure. Thereafter, the lender will assume the burdens of ownership, including obtaining casualty insurance and making such repairs at its own expense as are necessary to render the property suitable for sale. The lender will commonly obtain the services of a real estate broker and pay the broker's commission in connection with the sale of the property. Depending upon market conditions, the ultimate proceeds of the property may not equal the lender's investment in the property. Any loss may be reduced by the receipt of any mortgage insurance proceeds.

       RIGHTS OF REDEMPTION. In some states, after sale pursuant to a deed of trust or foreclosure of a mortgage, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property from the foreclosure sale. In some states, redemption may occur only upon a payment of the entire principal balance of the loan, accrued interest and expenses of foreclosure. In other states, redemption may be authorized if the former borrower pays only a portion of the sums due. The effect of a statutory right of redemption is to diminish the ability of the lender to sell the foreclosed property. The rights of redemption would defeat the title of any purchaser from the lender subsequent to foreclosure or sale under a deed of trust. Consequently, the practical effort of the redemption right is to force the lender to retain the property and pay the expenses of ownership until the redemption period has run.

       ANTI-DEFICIENCY LEGISLATION AND OTHER LIMITATIONS ON LENDERS. Certain states have imposed statutory prohibitions which limit the remedies of a beneficiary under a deed of trust or a mortgage. In some states, statutes limit the right of the beneficiary or mortgagee to obtain a deficiency judgment against the borrower following foreclosure or sale under a deed of trust. A deficiency judgment would be a personal judgment against the former borrower equal in most cases to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. Other statutes require the beneficiary or mortgagee to exhaust the security afforded under a deed of trust or mortgage by foreclosure in an attempt to satisfy the full debt before bringing a personal action against the borrower. Finally, other statutory provisions limit any deficiency judgment against the former borrower following a judicial sale to the excess of the outstanding debt over the fair market value of the property at the time of the public sale. The purpose of these statutes is generally to prevent a beneficiary or a mortgagee from obtaining a large deficiency judgment against the former borrower as a result of low or no bids at the judicial sale.

       In addition to laws limiting or prohibiting deficiency judgments, numerous other statutory provisions, including the federal bankruptcy laws and state laws affording relief to debtors, may interfere with or affect the ability of the secured mortgage lender to realize upon collateral and/or enforce a deficiency judgment. For example, with respect to federal bankruptcy law, a court with federal bankruptcy jurisdiction may permit a debtor through his or her Chapter 11 or Chapter 13 rehabilitative plan to cure a monetary default in respect of a mortgage loan on a debtor's residence by paying arrears within a reasonable time period and reinstating the original Mortgage Loan payment schedule even though the lender accelerated the mortgage loan and final judgment of foreclosure had been entered in state court (provided no sale of the residence had yet occurred) prior to the filing of a debtor's petition. Some courts with federal bankruptcy jurisdiction have approved plans based on the particular facts of the reorganization case, that effected the curing of a mortgage loan default by paying arrearages over a number of years.

       Courts with federal bankruptcy jurisdiction have also indicated that the terms of a mortgage loan secured by property of the debtor may be modified. These courts have suggested that such modification may include reducing the amount of each monthly payment, changing the rate of interest, altering the repayment schedule, and reducing the lender's security interest to the value of the residence, thus leaving the lender a general unsecured creditor for the difference between the value of the residence and the outstanding balance of the loan.

       The Internal Revenue Code of 1986, as amended, provides priority to certain tax liens over the lien of a mortgage. In addition, substantive requirements are imposed upon mortgage lenders in connection with the origination and the servicing of mortgage loans by numerous federal and some state consumer protection laws. These laws include the federal Truth-In-Lending Act, Real Estate Settlement Procedures Act, Equal Credit Opportunity Act, Fair Credit Billing Act, Fair Credit Reporting Act, and related statutes. These federal laws impose specific statutory liabilities upon lenders who originate mortgage loans and who fail to comply with the provisions of the law. In some cases, this liability may affect assignees of the mortgage loans.

       ENFORCEABILITY OF CERTAIN PROVISIONS. Certain of the mortgage loans will contain due-on-sale clauses. These clauses permit the lender to accelerate the maturity of the loan if the borrower sells, transfer or conveys the property. The enforceability of these clauses has been the subject of legislation and litigation in many states, and in some cases the clauses have been upheld, while in other cases their enforceability has been limited or denied.

       Upon foreclosure, courts have imposed general equitable principles. These equitable principles are generally designed to relieve the borrower form the legal effect of his defaults under the loan documents. Examples of judicial remedies that have been fashioned including judicial requirements that the lender undertake affirmative and expensive actions to determine the causes for the borrower's default and the likelihood that the borrower will be able to reinstate the loan. In some cases, courts have substituted their judgment for the lender's judgment and have required that lenders reinstate loans or recast payment schedules in order to accommodate borrowers who are suffering from temporary financial disability. In other cases, courts have limited the right of the lender to foreclose if the default under the mortgage instrument is not monetary, such as the borrower failing to adequately maintain the property or the borrower executing a second mortgage or deed of trust affecting the property. Finally, some courts have been faced with the issue of whether or not federal or state constitutional provisions reflecting due process concerns for adequate notice require that borrowers under deeds of trust or mortgages receive notices in addition to the statutorily-prescribed minimum. For the most part, these cases have upheld the notice provision as being reasonable or have found that the sale by a Trustee under a deed of trust, or under a mortgage having a power of sale, does not involve sufficient state action to afford constitutional protections to the borrowers.

       APPLICABILITY OF USURY LAWS. Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 ("Title V"), provides that state usury limitations not apply to certain types of residential first mortgage loans originated by certain lenders after March 31, 1980. The Federal Home Loan Bank Board is authorized to issue rules and regulations and to publish interpretations governing implementation of Title V, the statute authorizes any state to reimpose interest rate limits by adopting a law or constitutional provision which expressly rejects application of the federal law. In addition, even where Title V is not so rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on mortgage loans covered by Title V. As of the date hereof, certain states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

       INTERACTIVE MORTGAGE SOFTWARE. The software of the Company is an interactive video-based computer software system that is designed to facilitate mortgage loan applications and their prompt approval directly with mortgage lenders, to prepare and submit applications for title and property insurance, credit review, title research and escrow ordering and review. The system is linked to the ProShare(R) software system developed by Intel(R) Corporation that provides direct videoconferencing and interaction between the prospective borrower/real estate agent and mortgage lenders. The software has been modified and adapted to operate with the exclusive software applications of the Company.

       The software provides the opportunity to prospective borrowers to review and evaluate a broad range of available mortgages of varying interest rates and terms from various lenders, and to select those specifically suited to their financial objective for further analysis. The software then enables the borrower/agent to complete a loan application of the selected mortgage lender, permits an immediate review of the borrower's credit history and qualifications, and facilitates prompt approval of the loan application by EMB's staff underwriters or through the automated underwriting systems employed by Fannie Mae and Freddie Mac, the primary secondary-market purchasers of mortgages. Thus, in approximately one hour, a borrower can receive loan approval, subject only to verification of financial information and appraisal of the subject property. The software also permits the contemporaneous ordering and review of preliminary title reports and escrow instructions. A remote printer creates hard copies of documents for signing by the borrower.

       The computer system of EMB is installed with Intel's Pentium(R) operating system utilizing Intel's ProShare video conferencing system which permits the borrower to see and talk directly to the loan officer for a personal pre-qualification interview from any remote location. The interview may conclude with the complete loan application being submitted and approved.

       The Company is continuing the development and refinement of its V.I.P. software system and continuing evaluation of electronic information gathering and communication equipment. The Company intends to continue to focus on its technology and marketing relationship with Intel Corporation. This relationship has accelerated the development of the Company's software and has enhanced its marketing program through exhibitions, trade shows and seminars with real estate brokers, credit unions, residential real estate developers, mortgage brokers, and others. An objective of the Company is to become a leader in advanced mortgage software and video communications to facilitate mortgage loans. To the extent that the Company achieves its objective in this technological area, the Company believes that it will complement and increase its mortgage lending business.

       LICENSES OF V.I.P. The Company licenses its V.I.P. mortgage software system to real estate brokerage firms, credit unions, real estate developers, mortgage brokers and others. As of September 30, 1997, EMB had approximately 400 licenses and mortgage broker/representatives who are served by 17 Company loan officers. Each licensee has its own computer systems with the Company's software and ProShare software with videoconferencing capability.

       The direct relationship with real estate brokers, credit unions, land developers and other organizations enables the Company to establish point-of-sale opportunities to originate and process mortgage loans. The business of the licensee is improved because of the substantial savings of time and effort in securing pre-qualification of their customers for mortgage financing and for prompt loan approvals, and also provides an opportunity to enhance the quality and timeliness of its services to its customers. Because the mortgage services of EMB are available seven days a week, the licensees always have on-line access to current interest rates and fees which can be downloaded at any time to any computer utilized by a licensee. Similarly, the status of loans and processing or underwriting can be determined at any time. The borrower or his agent at any remote site can also utilize the Company's software to connect with escrow, title or credit reporting agencies with the Intel video conferencing system. This one-stop electronic and video connection between and among all of the important parties to a residential real estate transaction is a highly efficient and convenient system for the licensee and provides prompt quality service for the borrower.

       PRICING. The Company's software is priced based on a number of factors, including the application configuration, the modules licensed and the number of licensed users. The list price for licenses of the software is presently $500 with a $100 fee for additional office sites. The Company also charges an additional continuing license fee calculated on each loan originated by the licensee equal to 50% to 70% of the loan origination fee and yield spread pricing of each loan, depending upon the loan production volume of the licensee's office. The Company may offer discounts to customers based on the scope of the customer's commitment and other commercial considerations. Additionally, the Company may in the future offer new or different configurations at significantly lower or higher prices.

       STRATEGIC RELATIONSHIPS. The Company believes that, in order to provide comprehensive component and supplier management solutions, it will be necessary to develop, maintain and enhance close associations with vendors of hardware, software, database, and professional services. The Company has established marketing and strategic relationships with Intel Corporation. The Company's relationship with Intel Corporation has enabled it to integrate its software with standard hardware platforms. The Company meets regularly with Intel Corporation to enhance integration between their complementary products and the Company's software. The Company believes this relationship can enhance the Company's ability to deliver mortgage software that support customers' existing management architecture and that is tailored to the specific requirements of the mortgage industry. Although the Company seeks to maintain a close relationship with Intel Corporation, if the Company is unable to develop and retain effective, long-term relationships with other third parties, the Company's competitive position could be adversely affected.

LEGISLATIVE AND REGULATORY MATTERS

       Members of Congress and government officials have from time to time suggested the elimination of the mortgage interest deduction for federal income tax purposes, either entirely or in part, based on borrower income, type of loan or principal amount. Because certain Company's loans may be made to borrowers for the purpose of consolidating consumer debt or financing other consumer needs, the competitive advantages of tax deductible interest, when compared with alternative sources of financing, could be eliminated or seriously impaired by such government action. Accordingly, the reduction or elimination of these tax benefits could have a material adverse effect on the demand for loans offered by the Company.

       The Company's domestic business is subject to extensive regulation, supervision and licensing by federal, state and local governmental authorities and is subject to various laws and judicial and administrative decisions imposing requirements and restrictions on a substantial portion of its operations. The Company's consumer lending activities are subject to the Federal Truth-in-Lending Act and Regulation Z (including the Home Ownership and Equity Protection Act of 1994), the Federal Equal Credit Opportunity Act and Regulation B, as amended ("ECOA"), the Fair Credit Reporting Act of 1970, as amended, the Federal Real Estate Settlement Procedures Act ("RESPA") and Regulation X, the Fair Housing Act, the Home Mortgage Disclosure Act and the Federal Debt Collection Practices Act, as well as other federal and state statutes and regulations affecting the Company's activities. The Company is also subject to the rules and regulations of and examinations by the Department of Housing and Urban Development ("HUD") and state regulatory authorities with respect to originating, processing, underwriting, selling, securitizing and servicing loans. These rules and regulations, among other things, impose licensing obligations on the Company, establish eligibility criteria for mortgage loans, prohibit discrimination, provide for inspections and appraisals of properties, require credit reports on loan applicants, regulate assessment, collection, foreclosure and claims handling, investment and interest payments on escrow balances and payment features, mandate certain disclosures and notices to borrowers and, in some cases, fix maximum interest rates, fees and mortgage loan amounts. Failure to comply with these requirements can lead to loss of approved status, termination or suspension of servicing contracts without compensation to the servicer, demands for indemnifications or mortgage loan repurchases, certain rights of rescission for mortgage loans, class action lawsuits and administrative enforcement actions.

       Although the Company believes that it has systems and procedures to facilitate compliance with these requirements and believes that it is in compliance in all material respects with applicable local, state and federal laws, rules and regulations, there can be no assurance that more restrictive laws, rules and regulations will be adopted in the future that could make compliance more difficult or expensive.

OWNERSHIP OF REAL ESTATE

       GENERAL. The Company does not intend to be a real estate company. All real property owned by the Company is held for sale and not for development purposes. The financial statements of the Company presently reflect land held for sale as an asset at $843,000 as of September 30, 1996, and at $43,000 as of June 30, 1997. See Note A to Financial Statements. The Company sold its 61 acre property in Monterey County, California during December 1996, for $4,000,000, receiving a payment of $800,000 and an installment contract for $3,200,000, as described below. The Company may also hold real estate for sale from time to time as a result of its foreclosure on mortgage loans that may become in default.

       UNDEVELOPED LAND AND WATER RIGHTS. The Company previously owned approximately 61 acres of undeveloped real property with extensive water and electrical improvements, and extensive water producing wells, located on Paris Valley Road in the San Ardo area of Monterey County, California. This property was appraised at an estimated market value of the fee simple interest as of April 20, 1996, at $3,860,000. The property is located close to Highway 101, a major California highway. The area is rural in nature, used primarily for cattle and sheep raising and agricultural purposes, including vineyards and wineries to the north and to the south. The property is comprised of two parcels separated by Paris Valley Road. The zoning for the property is for agriculture/grazing in the lower half, and for heavy mineral extraction on the upper half. The water and electrical improvements provide primarily for farming use. Because of the producing water wells on the property, commercial water production for agricultural use is available to provide adjacent farms with excess water. The property formerly produced crude oil; but such wells have been shut-in and the power plant substation, natural gas pipeline system, pumps, tanks and used pipe on the property are considered obsolete. The water producing wells, as described in the appraisal, are capable of producing approximately 2,700,000 gallons per 24 hour production period. The water is naturally replenished annually from the run-off of the surrounding mountains. Because this property was held for resale, the Company made no efforts nor expended any material funds to commercially develop or market the water resources of the property. Effective December 30, 1996, this property was sold by the Company for $4,000,000, payable by a downpayment of $800,000, and an installment contract for $3,200,000, with annual payments amortized over 20 years, due and payable in 10 years. The Company received the $800,000 down payment on December 31, 1996.

       The Company has an 4.89 acre undeveloped property in Riverside County, California, that was appraised as of December 7, 1994, at a value of $170,000. This property is held subject to a Trust Deed Note dated March 15, 1995, in the principal amount of $65,000. This property owned by the Company is held for resale and not for development purposes. The Company may also hold real estate for sale from time to time as a result of its foreclosure on mortgage loans that may become in default.

TRADE NAMES AND SERVICE MARKS

       The Company intends to register its service marks "EMB" and other marks on the principal register of the United States Patent and Trademark Office. The Company intends to register its service marks in such states as it deems necessary and desirable. These names and marks are to be licensed to licensees under license agreement provisions strictly regulating their use.

       The Company will devote substantial time, effort and expense toward developing name recognition and goodwill for its tradenames for its operations. The Company intends to maintain the integrity of its trade names, service marks and other proprietary names against unauthorized use and to protect the licensees' use against claims of infringement and unfair competition where circumstances warrant. Failure to defend and protect such trade name and other proprietary names and marks could adversely affect the Company's sales of licenses under such trade name and other proprietary names and marks. The Company knows of no current materially infringing uses.

EXECUTIVE OFFICES

       The Company currently leases its executive offices located at 3200 Bristol, 8th Floor, Costa Mesa, California 92626. The lease covers approximately 15,000 square feet at a monthly rental of approximately $16,024 per month during its initial year, which increases to $18,937 per month during the second year, $20,394 per month in the third year, and $21,851 per month during the fourth and fifth year of the lease. The lease expires in 2002. The Company believes that its facilities are adequate for its needs, and that, should it be needed, suitable additional or alternative space will be available in the future on commercially reasonable terms.

EMPLOYEES

       As of January 31, 1998, the Company employed a total of 127 persons. Of the total, 40 officers and employees are employed at the principal executive offices of the Company of which 12 were engaged in sales and marketing, 15 loan processing support staff, 4 were in product development and technical support and 9 were in finance and administration. There were 87 employees in the 7 branch offices of the Company of which 21 were engaged in sales and marketing, 51 in loan processing support, and 15 in administration. In addition to its retail branch office employees, the Company has approximately 400 mortgage broker representatives in the State of Florida who are licensed real estate agents that originate mortgage loans on a commission basis as wholesale buyers. None of the Company's employees are represented by a labor union with respect to his or her employment by the Company.

       The Company has experienced no organized work stoppages and believes its relationship with its employees is good. The Company believes that its future success will also depend to a significant extent upon its ability to attract, train and retain highly skilled technical, management, sales, marketing and consulting personnel. Competition for such personnel in the computer software and mortgage industry in the United States is intense. The Company has from time to time experienced difficulty in locating candidates with appropriate qualifications. There can be no assurance that the Company will be successful in attracting or retaining such personnel, and the failure to attract or retain such personnel could have a material adverse effect on the Company's business or results of operations.

BANKING ARRANGEMENTS

       The Company is considering several national banks to obtain a line of credit for the purpose of assuring the availability of financing in the event the Company determines bank financing to be necessary or desirable in the future.


                               MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

       The current directors and executive officers of the Company are as ows:

Name(1)(2)                    Age             Position
----------                    ---             --------
Joseph K. Brick                59             Director, and Vice President of
                                               EMB Mortgage Corporation
Bruce J. Brosky(3)             43             Director and Vice President-
                                               Marketing and Public Relations
William V. Perry(3)(4)         74             Director and Executive Vice
                                               President, and President of EMB
                                               Mortgage Corporation
Ann L. Petersen                59             Director
Michael P. Roth                58             Director and Vice President
James E. Shipley(3)(4)         61             Director and President
B. Joe Wimer(4)                42             Director, Secretary and
                                               Treasurer
----------------------
(1) The Company presently has no executive committee, nominating committee or audit committee of the Board of Directors. (2) The officers of the Company hold office until their successors are elected and qualified, or until their death, resignation or removal.
(3) Member of the Company's Stock Option Committee. See "1996 Stock Option, SAR and Stock Bonus Plan", below.
(4) Member of the Company's Compensation Committee. See "Compensation Committee", below.

       The background and principal occupations of each director and utive officer of the Company are as follows:

       Mr. Brick became a director of the Company at the 1997 Annual Meeting of Stockholders in March 1997. In January 1997, he became the President of EMB Mortgage Corporation, the principal operating subsidiary of the Company until May 1997, when he became the Vice President of EMB Mortgage Corporation. From May 1981 to January 1997, Mr. Brick was a mortgage portfolio consultant regarding the evaluation of commercial, multi-family and residential mortgage products, and the servicing and conversion of mortgage portfolios. From August 1988 to April 1991, he was employed by Countrywide Funding Corporation and managed its mortgage operations for all states east of the Mississippi. From 1984 to 1987, he was employed by Money Market Mortgage Corporation as operations manager for its eastern region for commercial, multi-family and residential mortgages. From 1983 to 1984, Mr. Brick was employed by M & I Mortgage Corporation as its Vice President and Production Manager and supervised its start-up of a national bank's mortgage subsidiary. Mr. Brick attended Marquette University.

       Mr. Brosky has been a director and Vice President-Marketing and Public Relations of the Company since April 29, 1996, and became a director of the Company on May 21, 1996. From 1993 to 1995, he was the Director of Marketing of ERA Sterling Real Estate. From 1993 to the present, Mr. Brosky has been the Director of Marketing and Public Relations of Sterling Alliance Group, Ltd. From 1984 to 1992, Mr. Brosky was employed by GTE of California as operator services supervisor, CAG analyst and systems analyst. Mr. Brosky received a B.A. degree from the University of Dubuque in 1978, and received a MBA degree from Loras College in 1979.

       Mr. Perry has been the Executive Vice President of the Company since April 29, 1996, and became a director of the Company on May 21, 1996. He is also the Chairman of the Board and President of EMB Mortgage Corporation, a wholly owned subsidiary of the Company. From 1994 to the present, he has been a director and Vice President of Sterling Alliance Group, Ltd. From October 1993 to the present, Mr. Perry has been associated with ERA Sterling Real Estate. From 1990 to October 1993, he was a director and Vice President of Ameri-West Funding, Inc., engaged in residential, multi-family and commercial mortgages. From 1988 to 1990, Mr. Perry was the President of First Marine Mortgage Company. From 1985 to 1987, he was the Chief Financial Officer of Mobile Medical Group, Inc.; and was the Chief Financial Officer and a director of Oceanic Opera, Inc. from 1984 to 1985. From 1970 to 1984, Mr. Perry was engaged in the real estate brokerage business with several real estate brokerage companies. From 1962 to 1970, he was an electronics engineer with Lockheed Missle and Space Corporation. Mr. Perry graduated from Pacific States University in 1948 with a degree in electrical engineering.

       Mrs. Petersen became a director of the Company on November 25, 1992. She is a resident of Hawaii and has been a housewife since being married in 1958. She attended Marquette University for two years. Mrs. Petersen is an active volunteer in various charitable organizations, including the American Cancer Association.

       Mr. Roth became a director of the Company at the 1997 Annual Meeting of the Stockholders of the Company in March 1997, and became a Vice President of the real estate division of the Company on June 16, 1997. From 1993 to the present, he has been the Assistant Branch Manager and Sales Associate with Coldwell Banker Real Estate, Inc., a real estate brokerage company, at its branch office in South Laguna, California. From 1981 to 1992, Mr. Roth was the President of Food Service Concept Marketing Inc., a marketing consulting firm. From 1975 to 1981, he was the Vice President Management Supervisor of Wells, Rich, Green Advertising. From 1974 to 1975, Mr. Roth was a Vice President of Shakey's Pizza Parlors. From 1969 to 1975, he was Vice President of Marketing of Bonanza Steakhouses, and was President of its International Division. From 1963 to 1968, Mr. Roth was engaged in franchise marketing for McDonald's Corporation in charge of marketing in 12 western states and Hawaii. Mr. Roth received a B.S. degree from U.C.L.A. in 1962.

       Mr. Shipley has been a director of the Company since January 15, 1996, and became the President of the Company on April 29, 1996. From 1993 to the present, he has been a director and the President of Sterling Alliance Group, Ltd., an affiliate of the Company which recently sold substantially all of its assets and operations to the Company in exchange for Common Stock. He was the Managing Director of EMB Mortgage Corporation, a wholly owned subsidiary of the Company engaged in the real estate mortgage business, from October 1993 to April 1996. Mr. Shipley has served as the Managing Director of ERA Sterling Real Estate, a real estate brokerage firm, from 1987 to the present. From 1968 to 1987, he was engaged in the real estate development business with several companies. In 1988, Mr. Shipley became subject to two felony convictions for forgery endorsement of a check and appropriation of property entrusted to him in the Superior Court of the State of California. Mr. Shipley received a Bachelor of Science degree from Eastern Illinois University in 1960.

       Mr. Wimer has been the Secretary and Treasurer of the Company since April 29, 1996, and became a director of the Company on May 21, 1996. From April 1993 to September 1995, he was the director of business promotion of City Lights Escrow, Inc.; and from October 1992 to April 1993, was the owner and President of Better Service Escrow, Inc. From October 1990 to October 1992, Mr. Wimer was employed by Escrow Masters Inc. regarding business promotion; and held a similar position with Melrose Escrow Inc. from 1988 to October 1990. In each of these positions, he was also responsible for all banking and money management functions. From 1985 to 1988, he was the Chief Financial Officer of Sierra Mortgage Corporation. Mr. Wimer attended California State University-Fullerton and Clark College.

NEW NOMINEES TO BOARD OF DIRECTORS

       The following persons have been nominated to be elected as directors of the Company at the annual meeting of shareholders scheduled for March, 1998:

       Mr. James M. Cunningham was the National Marketing Director of AFR, Incorporated in Dallas, Texas, from October 1996 to January 1998. From February 1993 to October 1996, he was the President of Dealer Vehicle Conduit, Inc., a company engaged in the secondary marketing of sub-prime new and used car debt instruments for car dealers. From August 1989 to December 1992, Mr. Cunningham was Chief Executive Officer and President of FSA Holdings, Inc. and subsidiaries that were engaged in financial services and mortgage lending. From May 1986 to April 1989, he was the Chief Executive Officer and President of Builder Mortgage Services Company. From January 1985 to April 1986, Mr. Cunningham was the President of Franklin First Mortgage Co. Mr. Cunningham received a B.S. degree in finance and accounting from St. Louis University in 1965.

       Mr. Donald E. Hannabarger, 71, is currently retired. From 1984 to 1989, he was Director-Scheduling and Material Control of the Convair Division of General Dynamics Corporation; and was the managing director of a subsidiary in Mexco and another subsidiary near El Centro, California from 1989 to 1992. From 1983 to 1984, Mr. Hannabarger was a management consultant with Ivanhoe Consulting and Financial. From 1973 to 1982, he held various executive positions with Ford Motor Co. Mr. Hannabarger graduated with a B.S. -- Industrial Engineering degree from the University of Illinois in 1948, and received a M.B.A. -- Production Management degree from the University of Chicago in 1950.

       Mr. Mandel Gomberg, 73, has been the Treasurer of Development Management Group, Inc., a residential real estate development company in Chicago, Illinois, since 1988. From 1985 to 1988, he was a partner with Angell, Kaplan, Zaidman & Gomberg, a certified public accounting firm. From 1977 to 1985, Mr. Gomberg was a partner with S.D. Leidesdorf & Co., a certified public accounting firm. Mr. Gomberg graduated from the University of Illinois with a M.S. degree in 1948.

       COMPLIANCE WITH SECTION 16(a) OF EXCHANGE ACT. To the best of the knowledge of the Company, its directors, officers and 10% beneficial owners have filed all reports in compliance with the reporting requirements of Section 16(a) of the Exchange Act during the fiscal year ended September 30, 1997.

COMPENSATION OF EXECUTIVE OFFICERS

       No executive officer or director of the Company received compensation in excess of $100,000 during its fiscal year ended September 30, 1997.

       COMPENSATION COMMITTEE. The Compensation Committee of the Board of Directors is comprised of Messrs. James E. Shipley, B. Joe Wimer, and William V. Perry. The Committee makes decisions regarding the Company's employee stock plan and makes decisions concerning salaries and incentive compensation for the executive officers, employees and consultants of the Company.

       1996 STOCK OPTION, SAR AND STOCK BONUS PLAN. At September 30, 1997, the Company has reserved a total of 1,250,000 shares of Common Stock for issuance under the Company's 1996 Stock Option, SAR and Stock Bonus Plan (the "Plan"). As of February 12, 1998, the Company had granted stock bonuses covering 445,000 shares of Common Stock under the Plan. Stock Options, SAR's and Stock Bonuses may be granted to employees (including officers), consultants, advisors and directors, although only employees and directors and officers who are also employees may receive "incentive stock options" intended to qualify for certain tax treatment. The exercise price of non-qualified stock options must equal at least 85% of the fair market value of the Common Stock on the date of grant, and in the case of incentive stock options must be no less than the fair market value. Options granted under the Plan are immediately exercisable but generally vest over four years and must be exercised within 10 years. The members of the Stock Option Committee that administer the Plan are presently James E. Shipley, Bruce J. Brosky and William V. Perry.

       401(k) PLAN. In August 1997, the Company adopted a Section 401(k) Retirement Savings Plan (the "401(k) Plan"). The 401(k) Plan is a tax-qualified plan covering Company employees who, as of the enrollment eligibility dates under the 401(k) Plan, have completed at least six months of service with the Company and elect to participate in the 401(k) Plan. The Company may make discretionary matching cash contributions to each participant based upon his or her elective deferrals in a percentage determined by the Company prior to the end of each plan year, and may make additional contributions in its sole judgment. All employee contributions are fully vested at all times and contributions by the Company to the 401(k) Plan vest over a six-year period based upon years of service. Benefits will normally be distributed to an employee upon (i) the employee reaching age 65, (ii) the employee's retirement with the Company, (iii) the employee's death or disability, (iv) the termination of the employee's employment with the Company, or (v) the termination of the 401(k) Plan.

       BOARD COMPENSATION. Directors of the Company may be compensated by the Company for meeting attendance by an annual directors' fee of $2,500, and are entitled to reimbursement for their travel expenses. From time to time, directors who are not employees of the Company, will receive grants of options to purchase the Company's Common Stock or stock bonuses. The Company does not pay additional amounts for committee participation or special assignments of the Board of Directors.

SECURITY OWNERSHIP OF MANAGEMENT.

       The total number of shares of Common Stock of the Company beneficially owned by each of the officers and directors, and all of such directors and officers as a group, and their percentage ownership of the outstanding capital stock of the Company as of February 2, 1998, are as follows :

                                                                                        SHARES            PERCENT OF
        MANAGEMENT                                                                   BENEFICIALLY         OUTSTANDING
        SHAREHOLDERS(1)                                                                OWNED(1)          COMMON STOCK
        ---------------                                                              ------------        ------------

Joesph K. Brick..................................................................          50,000            0.57%
 1420 North Atlantic Avenue
 Suite 1704
 Daytona Beach, Florida  32118

Bruce J. Brosky..................................................................          88,763            0.9%
 3200 Bristol, 8th Floor
 Costa Mesa, California 92626

William V. Perry.................................................................         290,470(2)         3.55%
 3200 Bristol, 8th Floor
 Costa Mesa, California 92626

Ann L. Petersen..................................................................           6,250            0.08%
 Star Route 5080
 Keaau, Hawaii 96749

Michael P. Roth..................................................................              0               0%
 300 Bristol, 8th Floor
 Costa Mesa, California 92626

James E. Shipley.................................................................         813,375(3)         9.94%
 3200 Bristol, 8th Floor
 Costa Mesa, California 92626

B. Joe Wimer.....................................................................           6,250            0.08%
 3200 Bristol, 8th Floor
 Costa Mesa, California 92626

Directors and officers as a group
 (7 persons, including the above)................................................       1,255,108           14.4 %
                                                                                        =========           ======

---------------------

(1) Except as otherwise noted, it is believed by the Company that all persons have full voting and investment power with respect to the shares, except as otherwise specifically indicated. Under the rules of the Securities and Exchange Commission, a person (or group of persons) is deemed to be a "beneficial owner" of a security if he or she, directly or indirectly, has or shares the power to vote or to direct the voting of such security, or the power to dispose of or to direct the disposition of such security. Accordingly, more than one person may be deemed to be a beneficial owner of the same security. A person is also deemed to be a beneficial owner of any security which that person has the right to acquire within 60 days, such as warrants or options to purchase the Common Stock of the Company.

(2) Represents shares of the Company owned by Win, Win, Solver Group, Inc., a corporation owned by Mr. Perry. It also includes 13,688 shares held by a trust of which Mr. Perry is the trustee. He is not a beneficiary of the trust, and disclaims any ownership of its securities.
(3) Represents shares of the Company owned by World Trends Financial, Ltd., a corporation beneficially owned by Mr. Shipley.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

       Effective March 12, 1997, the Company issued a promissory note in the principal amount of $100,000 to James E. Shipley for advances made to the Company. The note bears interest at 7% per annum and is due on March 12, 1998. Mr. Shipley also made additional advances to the Company. As a result, the Company was indebted to Mr. Shipley in the amount of $130,405 as of September 30, 1997.

       During the fiscal year ended September 30, 1996 and 1997, the Company incurred unreimbursed expenses regarding ERA Sterling Alliance Real Estate, a real estate brokerage company owned by the family of James E. Shipley, a director and officer of the Company, in the amount of $129,687 and $166,212, respectively.

       During the fiscal year ended September 30, 1997, the Company made loans to Bruce J. Brosky, a director and Vice President of the Company in the total amount of $77,000, with interest at 7% per annum.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

       As permitted by Section 415-48.5 of the Hawaii Business Corporation Law, the Restated Articles of Incorporation and By-Laws of the Company provide for the indemnification of the directors and officers of the Company to the fullest extent permitted by the Hawaii General Corporation Law. These provisions generally permit indemnification of directors and officers against certain costs, liabilities and expenses of any threatened, pending or completed action, suit or proceeding that any such person may incur by reason of serving in such positions, except that a Hawaii corporation has no power to eliminate or limit the personal liability of a director: (1) for any breach of the director's duty of loyalty to the corporation or its shareholders; (2) for any act or omission of the director not performed in good faith, or which involves intentional misconduct or knowing violation of law, or which constitutes a wilful or reckless disregard of the director's fiduciary duty; (3) for the director's wilful or negligent violation of any provision of this chapter regarding payment of dividends or stock purchase or redemption; or (4) for any transaction from which the director received an improper benefit. Any determination that indemnification of a director or an officer is, unless ordered by a court, must be made (i) by the Company's stockholders, (ii) by the Company's Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding, (iii) if a majority vote of quorum consisting of directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel in a written opinion, or (iv) if a quorum consisting of directors who where not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion. The Restated Articles of Incorporation, By-Laws, and the Hawaii Business Corporation Law further provide that such indemnification is not exclusive of any other rights to which such directors, officers or persons controlling the Company pursuant to the foregoing provisions.

       These provisions do not eliminate the liability of a director for violations of federal securities laws, nor do they limit the rights of the Company or the shareholders, in appropriate circumstances, to seek equitable remedies such as injunctive or other forms of non-monetary relief. However, such remedies may not be effective in all cases.

       Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

PRINCIPAL STOCKHOLDERS

       The following table sets forth information with respect to the beneficial ownership of the Company's Common Stock and Preferred Stock by each shareholder who beneficially owns more than five percent (5%) of the Company's capital stock, the number of shares beneficially owned by each and the percent of outstanding capital stock so owned of record as of February 2, 1998. It is believed by the Company that all persons listed have sole voting and investment power with respect to their shares, except as otherwise indicated.

                                                                          SHARES                PERCENT OF
              NAME AND ADDRESS                                         BENEFICIALLY             OUTSTANDING
            OF BENEFICIAL OWNER             TITLE OF CLASS                OWNED                CAPITAL STOCK
            -------------------             --------------             ------------            -------------
Sterling Alliance Group, Ltd.                Common Stock                3,375,000                 38.8%
 3200 Bristol Avenue, 8th Floor
 Costa Mesa, CA 92626

David Berman                                 Common Stock                 510,000                   5.9%
 3200 Bristol Avenue., 8th Floor
 Costa Mesa, CA 92626
 Boca Raton, FL 33433

Technik & Trade, Inc.                        Common Stock                1,000,000                 11.5%
 Philip Lynch
 Inter Alia Holding Co.
 23200 Chagrin Blvd., #107
 Beachwood, Ohio 44122

Rory P. Hughes                               Common Stock                  496,125                  5.8%
 3200 Bristol, 8th Floor
 Costa Mesa, California 92626

James E. Shipley                             Common Stock                  813,375                  9.4%
 World Trends Financial, Ltd.
 508 Easy Street
 Las Vegas, Nevada 89707

Cede & Co.                                   Common Stock                1,292,824                 14.9%
 P.O. Box 222
 Bowling Green Station
 New York, New York 10274
Millenco, L.P.(1)                         Preferred Stock and            1,077,477                 11.1%
 111 Broadway, 20th Floor                       Warrant
 New York, New York 10006

----------------------------
(1) Represents 162,162 shares of 8% Convertible Preferred Stock, Series A of the Company which is convertible into the Common Stock of the Company, 500,000 shares of 10% convertible Preferred Stock, Series B, a warrant to purchase 150,000 shares of Common Stock at $1.85 per share, and a warrant to purchase 400,000 shares of Common Stock at $2.375 per share.

                          CONFLICTS OF INTEREST

       Certain of the present officers and directors of the Company invest independently in securities, either individually or through entities in which they have an interest or with which they are associated. See "Management." Such officers and directors have invested in securities for their own accounts and have engaged in related activities. Participation by such persons in these activities in the future may pose inherent conflicts of interest, including corporate opportunity, time and effort.

       With regard to future situations, the Board of Directors of the Company has adopted a policy statement regarding conflicts of interest between the Company and its officers, directors owning more than 5% of the Company's Common Stock, employees and members of their immediate families. The policy states that the Board considers it a potential conflict with the Company's interests for such persons to take any of the following actions, among others, without disclosure to and approval by the Board of Directors: (i) to serve as an officer, director, employee or be a principal shareholder of, or to receive income from, any enterprise doing business with or competing with the Company;
(ii) to speculate or deal in securities purchased or sold by the Company; (iii) to own an interest in any enterprise doing business with or competing with the Company, other than an interest in less than 1% of the securities of a publicly held company or in securities of banks or savings associations; (iv) participate in the development of any corporation in which the Company has acquired an interest after the date of this Memorandum; or (v) otherwise to benefit from their position with the Company or to deprive the Company of an opportunity to benefit with respect to any transactions between such persons and any business organization other than the Company.

       The foregoing policy does not apply to directors owning less than 5% of the Company's Common Stock or consultants who are not officers or employees of the Company. However, such persons are subject to fiduciary responsibilities as directors or agents of the Company. Officers and directors of the Company may be presented with opportunities which give rise to apparent conflicts of interest which can be resolved only through the exercise of judgment by such officers and directors consistent with their fiduciary duties to the Company arising under Hawaii statutory law and general corporate law.

       The Company has a right of first refusal on all opportunities to participate in the purchase of securities which may be presented to its officers and employees after the date of this Memorandum that are consistent with the investment objectives of the Company. With respect to all directors of the Company, including those who are not officers, employees or owners of 5% or more of the Company's Common Stock, fiduciary obligations exist under Hawaii law prohibiting them from taking advantage of corporate opportunities and from otherwise benefitting by reason of their position on the Company's Board of Directors. In the event any director becomes aware of an opportunity in which he knows the Company would be interested, he is obligated to make the Company aware of that opportunity and to offer it to them on the same terms as it may have been offered to him. Any transactions that take place between any director and the Company or the affiliate of any director and the Company shall be approved by the Board of Directors without the involvement of the interested director and will be approved only if the terms are deemed to be no less favorable to the Company than could be expected in a transaction with an unaffiliated third party.

       As a result of the foregoing policies, all corporate opportunities presented to officers and directors are to be disclosed to the Board of Directors. When the Board of Directors of the Company is presented with a specific situation under the foregoing policy, it will make a judgment as to whether a specific activity should be approved in a manner that is consistent with their fiduciary obligations to resolve such situations in the best interests of the Company. However, due to capital limitations or other factors which the Board may consider in making these judgments, the Board may approve a director's or officer's participation in a securities or other related business opportunity in which the Company will not participate.

       The Board of Directors of the Company will make every effort to minimize any conflicts of interest and, to the extent that any person may be placed in a position of such conflict by virtue of a personal interest in a transaction with the Company, the Board will request that he not participate in any decision making process with regard to the transaction.

                         DESCRIPTION OF CAPITAL STOCK

DESCRIPTION OF SECURITIES.

       GENERAL. The Company is authorized to issue 30,000,000 shares of Common Stock, no par value per share, and 5,000,000 shares of Preferred Stock. There are presently 162,162 shares of 8% Convertible Preferred Stock, Series A issued and outstanding and 675,000 shares of 10% Convertible Preferred Stock, Series B, issued and outstanding. As of February 2, 1998, there were 8,691,142 shares of Common Stock issued and outstanding held by 687 stockholders of record.

       COMMON STOCK. Holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors, out of funds legally available, without any preference. Holders of Common Stock are entitled to one vote per share. Cumulative voting is not allowed for purposes of the election of directors. Thus, the holders of more than 50% of the shares voting for directors can elect all directors. The holders of the Common Stock of the Company have no preemptive rights to purchase new issues of the securities of the Company.

       At the present time, the Company does not intend to pay any dividends on its Common Stock. See "Dividends."

       Upon liquidation or dissolution of the Company, holders of Common Stock are entitled to receive pro rata, either in cash or in kind, all of the assets of the Company after payment of debts, subject to the rights of the holders of the outstanding Preferred Stock of the Company. There are no redemption, conversion or preemptive rights attached to the Common Stock.

       PREFERRED STOCK. The Board of Directors has the authority, without action by the stockholders, to designate and issue up to 5,000,000 shares of Preferred Stock in one or more series and to designate the dividend rate, voting rights and other rights, preferences and restrictions of each series any or all of which may be greater than the rights of the Common Stock.

       The Company has authorized two classes of Preferred Stock, of which there are 162,162 shares of its 8% Convertible Preferred Stock, Series A ("Series A Preferred Stock") and of which there are 675,000 shares of its 10% Convertible Preferred Stock, Series B ("Series B Preferred Stock") presently issued and outstanding. Dividends are payable in arrears upon the conversion of the preferred stock by the issuance of shares of Common Stock of the Company.

       The shares of Preferred Stock have voting rights and are entitled to the number of votes equal to the number of shares of Common Stock into which they are convertible, and have the right to vote together with the holders of Common Stock as a single class. In the event of the liquidation of the Company, the holders of the Series B Preferred Stock have a liquidation preference over the holders of Common Stock and any junior series of Preferred Stock and will be entitled to receive $1.50 per share. After receipt of this liquidation preference, the holders of the Series B Preferred Stock and Common Stock shall be entitled to distributions, if any, pro rata based upon the number of shares held by each assuming the conversion of the Series B Preferred Stock. Upon receipt of notice of a holder's exercise of their right to convert their Preferred Stock, the Company has the option to redeem such shares. The terms of the Preferred Stock are subject to adjustment upon the occurrence of certain events. The holders of Series B Preferred Stock also have registration rights upon conversion into Common Stock of the Company.

       The effect of the issuance of any other shares of preferred stock upon the rights of holders of the Common Stock may not be determined until the Board of Directors specifies the rights of the holders of such Preferred Stock. Such effects might include, among other things, restricting dividends on the Common Stock, diluting the voting power of the Common Stock, impairment of the liquidation rights of the Common Stock and delaying or preventing a change in control of the Company without further action by the stockholders.

       WARRANTS AND OPTIONS. There are presently outstanding warrants to purchase up to 956,250 shares of the Common Stock of the Company exercisable at prices ranging from $1.85 to $3.00 per share.

       The Company has a stock option and stock bonus plan which covers 1,250,000 shares of the Common Stock of the Company. As of February 12, 1998, stock bonuses covering 445,000 shares of Common Stock have been granted and issued under the Plan. There are 805,000 shares remaining for the grant of future stock options, SAR's or stock bonuses.

       HAWAII CORPORATE LAW AND CERTAIN CHARTER PROVISIONS. The Company is a Hawaii corporation and subject to Chapter 417E of the Hawaii Business Corporation Act (the "Hawaii Law"), an anti-takeover law. In general, Chapter 417E of the Hawaii Law prevents take-over offers to acquire equity securities of a Hawaii corporation if the offeror would become a beneficial owner of more than 10% of any class of outstanding equity securities, and other similar provisions, subject to certain exceptions such as the written approval of the board of directors. The existence of this provisions would be expected to have an anti-takeover effect, including attempts that might result in a premium over the market price for the shares of Common Stock held by stockholders.

       The Hawaii Law further provides that all stockholder action must be effected at a duly called meeting of stockholders. The Company's Restated Articles of Incorporation and By-Laws provide that only the Company's President, a majority of the members of the Company's Board of Directors or at the written request of the holders of at least 50% of the outstanding voting power may call a special meeting of stockholders. These provisions of the Restated Articles of Incorporation and By-Laws could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. Such provisions also may have the effect of preventing changes in the management of the Company.

       TRANSFER AGENT AND REGISTRAR. The transfer agent and registrar for the Common Stock of the Company is Securities Transfer Corporation in Dallas, Texas.


                       SHARES AVAILABLE FOR FUTURE SALE

       As of February ___, 1998, the Company had outstanding (or reserved for issuance upon the conversion of its outstanding shares of Series A and Series B Preferred Stock, for the exercise of outstanding warrants, and for securities available to be granted under the Company's 1996 Stock Option, SAR and Stock Bonus Plan (the "1996 Plan")) 11,491,535 shares of Common Stock. A substantial portion of such shares of Common Stock are or will be freely tradeable by persons, other than "affiliates" of the Company, without restriction under the Securities Act of 1933.

       The Company has reserved an aggregate of 1,250,000 shares of Common Stock for issuance under the 1996 Plan (File No. 333-45283). The Company has filed a registration statement on Form S-8 with respect to the shares of Common Stock issuable under the 1996 Plan. Shares of Common Stock covered by such registration statement on Form S-8 upon the exercise of options granted under the 1996 Plan or issued as stock bonuses will be available for sale in the public market without restriction to the extent that they are held by persons who are not affiliates of the Company and, to the extent that they are held by affiliates, pursuant to Rule 144 under the Securities Act, without observance of the holding period requirement.

       The Company's Common Stock trades in the over-the-counter (Electronic Bulletin Board) under the Symbol "EMBU". No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of Common Stock, or the perception that such sales could occur, may affect adversely prevailing market prices of the Common Stock. See "Risk Factors -- Market for Common Stock".


                               LEGAL PROCEEDINGS

       In November 1997, the Company was named as a defendant in a civil action filed by Greenhouse Group, Inc. in the Superior Court of the State of California, Orange County (Case No. 786468). The plaintiff alleged that the Company breached a contract with the plaintiff which was to provide public relations and marketing services for 200,000 shares of the common stock of the Company. The plaintiff is seeking $540,000 in damages, interest and costs. The Company has denied the allegations of the plaintiff, and intends to vigorously defend this civil action.

       The Company is not engaged in any other material legal proceedings except litigation in the ordinary course of its business. In the opinion of management, the amount of ultimate liability with respect to those proceedings will not be material to the Company's financial position or results of operations.


                                 LEGAL MATTERS

       The validity of the securities offered hereby will be passed upon for the Company by the law firm of Stephen A. Zrenda, Jr., P.C., Oklahoma City, Oklahoma.


                                    EXPERTS

       The consolidated financial statements of the Company at September 30, 1997, appearing in this Prospectus and Registration Statement have been audited by Harlan & Boettger, LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                            ADDITIONAL INFORMATION

       The Company has filed with the Securities and Exchange Commission a Registration Statement (which term shall include all amendments thereto) on Form SB-2 (No. 333-21719) under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits thereto, and the financial statements and notes filed as a part thereof. Statements made in this Prospectus concerning the contents of any document referred to herein are not necessarily complete. With respect to each such document filed with the Commission as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved. The Registration Statement, including the exhibits thereto and the financial statements and notes filed as a part thereof, as well as such reports and other information filed with the Commission, may be inspected without charge at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, Judiciary Plaza, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any part thereof may be obtained from the Commission upon the payment of certain fees prescribed by the Commission.

       The Company is subject to the reporting requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports and other information with the Commission (File No. 0-11883). Reports and other information can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington D.C. 20549; at its Northeast Regional Office, Suite 1300, 7 World Trade Center, New York, New York 10048; and at its Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section at prescribed rates. The Company intends to furnish its stockholders with annual reports containing audited financial statements and such other periodic reports as the Company may determine to be appropriate or as may be required by law.

                         EMB CORPORATION AND SUBSIDIARY

                          AUDITED FINANCIAL STATEMENTS

                       AS OF SEPTEMBER 30, 1997 AND 1996

                                C O N T E N T S

                                                                                    PAGE
                                                                                    ----

INDEPENDENT AUDITORS' REPORT                                                         F-1

CONSOLIDATED FINANCIAL STATEMENTS:

 CONSOLIDATED BALANCE SHEETS AS OF SEPTEMBER 30, 1997 AND 1996                       F-2

 CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE YEARS ENDED
   SEPTEMBER 30, 1997, 1996 AND 1995                                                 F-3

 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT) FOR THE YEARS ENDED
   SEPTEMBER 30, 1997, 1996 AND 1995                                                 F-4

 CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED SEPTEMBER 30, 1997,
   1996 AND 1995                                                                     F-5

 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                                      F-6 - F-19

                         INDEPENDENT AUDITORS' REPORT



TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF
EMB CORPORATION AND SUBSIDIARY:

We have audited the accompanying consolidated balance sheets of EMB Corporation (a Hawaii corporation) and subsidiary as of September 30, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity (deficit), and cash flows for the years ended September 30, 1997, 1996 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of EMB Corporation and subsidiary as of September 30, 1997 and 1996, and the results of their operations and their cash flows for the years ended September 30, 1997, 1996 and 1995, in conformity with generally accepted accounting principles.



Harlan & Boettger, LLP
San Diego, California
December 3, 1997

                        EMB CORPORATION AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS


     ASSETS                                                                                           September 30,
                                                                                        September 30,     1996
                                                                                            1997      (As restated)
                                                                                        ------------  --------------
CURRENT ASSETS
   Cash                                                                                 $    61,409     $       395
   Restricted cash (Note J)                                                                  34,000               -
   Accounts receivable (net of allowance of $17,958 and $0, respectively)                     8,890          14,582
   Mortgage loans held for sale (Note K)                                                  7,092,238               -
   Inventory                                                                                      -          35,324
   Notes receivable - officers (Note D)                                                     227,600               -
   Current portion of note receivable (Notes G and H)                                       165,574          14,000
   Prepaid expenses and other (Note C)                                                      218,441               -
                                                                                        -----------     -----------


     TOTAL CURRENT ASSETS                                                                 7,808,152          64,301

PROPERTY AND EQUIPMENT, net (Note F)                                                        462,992         149,363

NOTE RECEIVABLE, less current portion (Notes G and H)                                     3,161,133               -

RELATED PARTY RECEIVABLE (Note M)                                                           166,212         129,687

LAND HELD FOR SALE (Note G)                                                                  43,000         843,000

INTANGIBLE ASSETS, net (Note I)                                                             105,885               -

OTHER ASSETS (Note J)                                                                     1,275,210           4,128
                                                                                        -----------     -----------

                                                                                        $13,022,584     $ 1,190,479
                                                                                        ===========     ===========

     LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
   Accounts payable                                                                     $   539,488     $   195,374
   Warehouse line of credit (Note K)                                                      7,029,738               -
   Bank overdrafts                                                                                -          27,177
   Accrued expenses                                                                         170,743          48,886
   Notes payable - current portion (Note L)                                                 227,487         293,793
   Capital lease obligations - current portion (Note O)                                      24,467          28,553
                                                                                        -----------     -----------


     TOTAL CURRENT LIABILITIES                                                            7,991,923         593,783

RELATED PARTY PAYABLE (Note M)                                                              130,405               -

NOTES PAYABLE, net of current portion (Note L)                                               17,154          65,000

CAPITAL LEASE OBLIGATIONS, net of current portion (Note O)                                    3,361          30,096

DEFERRED GAIN (Note H)                                                                    3,200,000               -
                                                                                        -----------     -----------
     TOTAL LIABILITIES                                                                   11,342,843         688,879
                                                                                        -----------     -----------

COMMITMENTS AND CONTINGENCIES (Note O)                                                            -               -

SHAREHOLDERS' EQUITY
   Preferred stock, no par value, 5,000,000 shares authorized; 648,648
     and 0 shares issued and outstanding, respectively                                    1,009,000               -
   Common stock, no par value, 30,000,000 shares authorized;
     7,535,942 and 5,311,817 shares issued and outstanding, respectively                  6,955,482       3,910,391
   Common stock to be issued                                                                160,875         585,000
   Common stock subscribed (net of allowance of $187,875 and $0, respectively)             (100,000)       (200,000)
     (Note X)
   Retained deficit                                                                      (6,345,616)     (3,793,791)
                                                                                        -----------     -----------

     TOTAL SHAREHOLDERS' EQUITY                                                           1,679,741         501,600
                                                                                        -----------     -----------

                                                                                        $13,022,584     $ 1,190,479
                                                                                        ===========     ===========

  The accompanying notes are an integral part of these financial statements.

                        EMB CORPORATION AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                              Years ended September 30,
                                                                      ---------------------------------------
                                                                                        1996
                                                                           1997     (As restated)     1995
                                                                       -----------   -----------   ----------
REVENUES
  Loan origination and other fees, net of commitment fees              $ 4,156,193   $   244,874   $   97,400
  Product sales                                                                  -        31,545            -
                                                                       -----------   -----------   ----------

     TOTAL REVENUES                                                      4,156,193       276,419       97,400

COST OF SALES                                                                    -        29,636            -
                                                                       -----------   -----------   ----------

  Gross profit                                                           4,156,193       246,783       97,400
                                                                       -----------   -----------   ----------

OPERATING EXPENSES
  Loan origination costs, commissions and other fees                     2,331,815             -            -
  General and administrative                                             4,347,247     3,375,244      531,818
  Depreciation and amortization                                             71,461        31,056        2,662
                                                                       -----------   -----------   ----------

     TOTAL OPERATING EXPENSES                                            6,750,523     3,406,300      534,480
                                                                       -----------   -----------   ----------

LOSS FROM OPERATIONS                                                    (2,594,330)   (3,159,517)    (437,080)
                                                                       -----------   -----------   ----------

OTHER INCOME (EXPENSES)
  Interest income                                                           15,146             -            -
  Interest expense                                                         (36,979)      (64,393)      (2,164)
  Other                                                                     65,938        (2,688)       9,989
                                                                       -----------   -----------   ----------

     TOTAL OTHER INCOME (EXPENSES)                                          44,105       (67,081)       7,825
                                                                       -----------   -----------   ----------

LOSS BEFORE INCOME TAXES                                                (2,550,225)   (3,226,598)    (429,255)
  Provision for income taxes (Note N)                                        1,600         1,600          800
                                                                       -----------   -----------   ----------

NET LOSS                                                               $(2,551,825)  $(3,228,198)  $ (430,055)
                                                                       ===========   ===========   ==========

NET LOSS PER COMMON SHARE                                                    $(.42)        $(.89)       $(.29)
                                                                       ===========   ===========   ==========

WEIGHTED AVERAGE NUMBER OF SHARES
  OUTSTANDING                                                            6,114,176     3,641,421    1,469,225
                                                                       ===========   ===========   ==========

  The accompanying notes are an integral part of these financial statements.

                        EMB CORPORATION AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                                                                   Common             Common                Total
                               Common Stock          Preferred Stock       Stock      Stock to be   Retained   Shareholders'
                               ------------         ----------------
                              Shares     Amounts    Shares     Amount    Subscribed     Issued      Deficit   Equity (Deficit)
                              ------     -------    ------     ------    ----------     ------      -------   ----------------
BALANCE, SEPTEMBER 30, 1994       1,288,600  $  150,000           -        $  -      $    -       $    -      $(135,538)   $ 14,462
   Shares issued for
    Riverside land                    8,250      33,000           -           -           -            -             -       33,000
   Shares issued for services       172,500     155,250           -           -           -            -             -      155,250
   Shares issued to founders
    for services                    175,000       7,000           -           -           -            -             -        7,000
   Net loss                               -           -           -           -           -            -      (430,055)    (430,055)
                                 ----------  ----------     -------     -------     -------      -------    ----------   ----------
BALANCE, SEPTEMBER 30, 1995       1,644,350     345,250           -           -           -            -      (565,593)    (220,343)

   Proceeds from sale of
    shares                          412,707   1,017,914           -           -           -            -             -    1,017,914
   Shares issued for services       836,389   1,279,460           -           -           -            -             -    1,279,460
   Shares issued to founders
    for services                    893,712      35,749           -           -           -            -             -       35,749
   Shares issued for Monterey
    land                            200,000     800,000           -           -           -            -             -      800,000
   Shares issued for note
    receivable                       50,000     200,000           -           -    (200,000)           -             -            -
   Shares issued for debt           116,009     232,018           -           -           -            -             -      232,018
   Shares issued for net
    assets of Sterling
    Alliance Group, Ltd.          1,158,650           -           -           -           -            -             -            -
   Shares to be issued for
    services                              -           -           -           -           -      585,000             -      585,000
   Net loss                               -           -           -           -           -            -    (3,228,198)  (3,228,198)
                                 ----------  ----------     -------  ----------   ---------   ----------    ----------   ----------
 BALANCE, SEPTEMBER 30, 1996      5,311,817  $3,910,391           -    $      -   $(200,000)   $ 585,000   $(3,793,791)  $  501,600
   (As restated)
   Proceeds from sale of
    shares                           50,000     137,500           -           -           -            -             -      137,500
   Shares issued for services       991,750   1,456,903           -           -           -     (585,000)            -      871,903
   Shares issued for exercise
    of warrants                      96,250     140,938           -           -           -            -             -      140,938
   Warrants exercised
    for subscription receivable      86,125     172,250           -           -    (212,875)           -             -      (40,625)
   Shares issued for
    investment in joint venture   1,000,000   1,137,500           -           -           -            -             -    1,137,500
   Proceeds from private
    placement of preferred stock
    net of issuance costs                 -           -     648,648   1,009,000           -             -            -    1,009,000
   Shares to be issued for
    services                              -           -           -           -           -       160,875            -      160,875
   Payment of stock
    subscription receivable               -           -           -           -     125,000             -            -      125,000
   Set up bad debt reserve                -           -           -           -     187,875             -            -      187,875
   Net loss                               -           -           -           -           -             -   (2,551,825)  (2,551,825)
                                 ----------  ----------     -------  ----------   ---------   ----------    ----------   ----------
BALANCE, SEPTEMBER 30, 1997       7,535,942  $6,955,482     648,648  $1,009,000   $(100,000)   $ 160,875   $(6,345,616) $ 1,679,741
                                 ==========  ==========     =======  ==========   =========   ==========   ===========  ===========

 The accompanying notes are an integral part of these financial statements.

                        EMB CORPORATION AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                              Years ended September 30,
                                                                      ----------------------------------------------
                                                                                           1996
                                                                           1997        (As restated)         1995
                                                                      --------------   -------------     -----------
CASH FLOWS FROM OPERATING ACTIVITIES
 Net loss                                                               $ (2,551,825)    $(3,228,198)      $(430,055)
 Adjustments to reconcile net loss to net cash
   used in operating activities:
      Common stock issued for services                                       785,236       1,315,209         162,250
      Common stock to be issued for services                                  53,625         585,000               -
      Related party note payable issued for services                          63,750               -               -
      Increase in reserves                                                   493,833               -               -
      Depreciation and amortization                                           71,461          31,056           2,662
      Changes in operating assets and liabilities:
        (Increase) decrease in:
          Restricted cash                                                   (129,809)              -               -
          Accounts receivable                                                (12,266)        (14,582)              -
          Inventory                                                           35,324         (35,324)              -
          Mortgage loans held for sale                                    (7,092,238)              -               -
          Prepaid expenses and other assets                                 (350,297)         (2,951)         (1,177)
        Increase in:
          Accounts payable                                                   316,937         217,867             349
          Accrued expenses                                                   121,858          46,637           1,449
                                                                         -----------     -----------       ---------

NET CASH USED IN OPERATING ACTIVITIES                                     (8,194,411)     (1,085,286)       (264,522)
                                                                         -----------     -----------       ---------

CASH FLOWS FROM INVESTING ACTIVITIES
 Purchases of property and equipment                                        (377,240)        (96,846)         (6,720)
 Payment for land purchase                                                         -               -         (10,000)
 Purchases of intangible assets                                             (113,736)              -               -
 Loans made on notes receivable - officers                                  (227,600)              -               -
 Loans made on notes receivable                                             (112,707)              -         (14,000)
 Loans made on related party receivable                                      (36,525)        (74,798)        (29,092)
 Proceeds from sale of land held for investment                              800,000               -               -
                                                                         -----------     -----------       ---------

NET CASH USED IN INVESTING ACTIVITIES                                        (67,808)       (171,644)        (59,812)
                                                                         -----------     -----------       ---------

CASH FLOWS FROM FINANCING ACTIVITIES
 Proceeds on line of credit, net                                           7,029,738              -                -
 Proceeds from issuance of notes payable                                           -        268,893          355,776
 Payments under capital lease obligations                                    (30,821)       (17,300)               -
 Payments on borrowings                                                     (154,777)       (38,253)               -
 Proceeds from sale of common stock                                          278,438      1,017,914                -
 Proceeds from related party borrowings                                       66,655              -                -
 Proceeds from preferred stock private placement (net of issuance costs)   1,009,000              -                -
 Proceeds from common stock subscribed                                       125,000              -                -
                                                                         -----------     -----------       ---------

NET CASH PROVIDED BY FINANCING ACTIVITIES                                  8,323,233       1,231,254         355,776
                                                                         -----------     -----------       ---------

NET INCREASE (DECREASE) IN CASH                                               61,014         (25,676)         31,442

CASH, BEGINNING                                                                  395          26,071          (5,371)
                                                                         -----------     -----------       ---------

CASH, ENDING                                                             $    61,409     $       395       $  26,071
                                                                         ===========     ===========       =========

 The accompanying notes are an integral part of these financial statements.

                        EMB CORPORATION AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


A.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     Organization and Nature of Operations

     EMB Corporation (formerly called Pacific International, Inc.) (the "Company") was incorporated under the laws of the State of Hawaii on May 5, 1960. Effective December 16, 1995, the Company acquired the net assets of Sterling Alliance Group, Ltd ("SAG") which included 100% ownership in Electronic Mortgage Banc, Ltd. ("EMB") and land held for sale. For financial statement purposes the transaction has been recorded as a recapitalization of SAG and the issuance of shares for the net assets of the Company due to the fact that SAG provides substantially all of the historic and on-going operations (See Note B). The historical and on-going financial statements primarily represent the assets, liabilities and operations which were acquired from SAG.

     The Company has an interactive software system for the origination and processing of mortgage loans which it calls Video Interactive Mortgage Process ("VIP"). This system has been linked to the ProShare video personal conferencing 200 software developed by Intel Corporation that provides direct teleconferencing and interaction between prospective mortgage borrowers and mortgage lenders. The Company licenses its mortgage software system to real estate brokers, builders, credit unions, mortgage brokers and others. The Company also independently originates and processes mortgage loans, and intends to engage in the secondary placement of real estate mortgages. The Company has sales offices located in the western, southeastern, and southern regions of the United States.

     Basis of Consolidation

     The consolidated financial statements include the accounts of EMB Corporation and its subsidiary company (together, "the Company") after elimination of material intercompany accounts and transactions.

     Basis of Accounting

     The Company's policy is to use the accrual method of accounting and to prepare and present financial statements which conform to generally accepted accounting principles.

     Significant Estimates

     Management uses estimates and assumptions in preparing financial statements. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and reported revenues and expenses. Significant estimates used in preparing these financial statements include the valuation allowance for deferred tax assets, reserves for interest receivable relating to the note receivable and the common stock subscribed, deferred loan origination costs, and discounted value of restricted stock issued for services and investment in joint venture. It is at least reasonably possible that a change in the estimates will occur in the near term.



A.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

     Cash

                        EMB CORPORATION AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Cash includes cash on hand and cash in checking and savings accounts. The balance, at times, may exceed federally insured limits. At September 30, 1997 the Company exceeded the insured limits by an immaterial amount.

     Mortgage Loans Held for Sale

     Mortgage loans held for sale represent the Company's security interest in mortgage loans funded on their Imperial Warehouse Lending Group, Inc. line of credit, which have not yet been purchased by ICI Funding (ICI), in accordance with their Master Repurchase Agreement. (See Note K). Such purchases are typically made within 10 days from the date the Company funds a loan.

     Mortgage loans held for sale are stated at lower of cost or market determined on an aggregate loan basis. Market value for mortgage loans covered by investor commitments is based on commitment prices. Mortgage loans held for sale include deferred loan origination costs of $62,750 and $0 at September 30, 1997 and 1996, respectively. Credit is granted to individuals located throughout the United States. The loans are collateralized and secured by first deeds on real property. The interest rates on these mortgage loans are at market, which generally ranges from 7.0% to 9.5%.

     Mortgage Servicing Rights

     Included with the mortgage loans that are held for sale is the mortgage servicing rights which are sold with the mortgage loans.

     Inventory

     Inventory is stated at the lower of cost or market, cost being determined on the first-in, first-out (FIFO) method. Inventory consists of mortgage loan processing and teleconferencing software and equipment. As of September 30, 1997 the inventory was written off as the equipment and software were determined to be worthless.

     Property and Equipment

     Property and equipment is stated at cost, and depreciated using the straight-line method over the estimated useful lives of the assets, which range from five to ten years. In the year of acquisition of property and equipment, one-half year's depreciation is taken regardless of the actual date placed into service. Maintenance and repairs are charged to operations as incurred, and major improvements are capitalized. Upon retirement, sale, or other disposition, the related cost and accumulated depreciation are eliminated from the respective accounts and any gain or loss on disposition is reflected in operations.

     Intangible Assets

     Intangible assets subject to amortization include the design and copyright of the corporate logo and computer software. The logo design and copyright is amortized on a straight-line basis over twenty years, and the computer software is amortized on a straight-line basis over five years.



A.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

                        EMB CORPORATION AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     Loan Origination Fees

     Loan origination fees and costs are shared with the brokers who bring the loan to the Company. The Company's portion of the loan origination fee is included in the loan production revenue when the loan is sold.

     Revenue Recognition

     Origination fees, service release fees and other fees, net of direct costs, are deferred and recognized at the time the loan is sold.

     Revenue and Cost Recognition - Land Held for Sale

     The Company expects that it will from time to time hold real estate for sale. Land acquisition costs have been capitalized and they will be charged to earnings when the related revenue is recognized. Other costs incurred in connection with the land are charged to earnings when incurred.

     Deferred Commitment Fees

     Deferred commitment fees, included in Prepaid Expenses and Other, consist of fees paid to permanent investors to ensure the ultimate sale of loans. Fees paid to permanent investors are recognized as an adjustment to the sales price when the loans are sold.

     Advertising

     The Company expenses advertising costs as incurred. Advertising expenses included in general and administrative expenses were $18,043, $3,085, and $512, for the fiscal years ended September 30, 1997, 1996, and 1995, respectively.

     Income Taxes

     Income taxes, are provided for using the liability method of accounting in accordance with Statement of Financial Accounting Standards No. 109 (SFAS
     109), "Accounting for Income Taxes." A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss carryforwards. Deferred tax expense (benefit) results from the net change during the year of deferred tax assets and liabilities.

     Per Share Information

     Net loss per common share amounts are computed by dividing net loss by the weighted average number of common and common equivalent shares outstanding in the period. Common stock equivalents consist of warrants granted. For the net loss per common share calculation there were no dilutive common stock equivalents.


A.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

     Stock-Based Compensation

     The Company accounts for stock-based compensation in accordance with Statement of Financial Accounting

                        EMB CORPORATION AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Standards No. 123 (SFAS 123), "Accounting for Stock-Based Compensation." During the year ended September 30, 1997, the Company issued shares of its restricted stock, valued at $101,278, to officers and employees for services rendered. During the years ended September 30, 1997, 1996 and 1995, the Company issued shares of its restricted stock, valued at $1,456,903, $1,279,460, and $155,250, respectively, to unrelated parties for services rendered. The value of the shares was based on the fair value of the stock determined by market prices, discounted for the stock restriction.

     Financial Statement Reclassifications

     Certain amounts reflected in the consolidated financial statements for the years ended September 30, 1996 and 1995 have been reclassified to conform to the presentation for the year ended September 30, 1997.

B.   RECAPITALIZATION:

     Effective December 16, 1995, the Company acquired the net assets of Sterling Alliance Group, Ltd. for 3,375,000 shares of the Company's common stock.

     The Company previously did not have an operating business and, accordingly, has treated the transaction as a recapitalization of SAG and recorded the transaction at historical cost. Accordingly, the net assets acquired were accounted for in a manner similar to a pooling of interest.

C.   PREPAID EXPENSES AND OTHER :

     Prepaid expenses and other are summarized as follows:

                                         September 30,  September 30,
                                             1997           1996
                                         -------------  -------------

     Deferred commitment fees            $     193,917  $           -
     Other                                      24,524              -
                                         -------------  -------------

     Total prepaid expenses and other    $     218,441  $           -
                                         =============  =============

D.   NOTES RECEIVABLE - OFFICERS:

     The Company has notes receivable from officers totaling $227,600 at September 30, 1997. These notes bear interest at 7.0% per annum and are payable in one installment including interest in January 1998 and September 1998. During 1997, interest income on these notes was $10,909.

E.   RESTATEMENT:

     An error, resulting in the understatement of net loss, common stock to be issued, operating expenses and retained deficit in the Company's previously issued financial statements for the year ended September 30, 1996, has resulted in the restatement of those financial statements. The changes to retained deficit as of September 30, 1996 and the related statement of operations for the year then ended are summarized as follows:

                                                       Retained

                        EMB CORPORATION AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                                         Deficit      Net Loss
                                                      ------------  ------------
        As previously reported, September 30, 1996    $(3,208,791)  $(2,643,198)

        Omission of stock for services transaction       (585,000)     (585,000)
                                                      -----------   -----------

        As restated, September 30, 1996               $(3,793,791)  $(3,228,198)
                                                      ===========   ===========

     The income tax effect of this error was to increase the deferred income tax asset and the valuation allowance $234,600 at September 30, 1996.

F.   PROPERTY AND EQUIPMENT:

     Property and equipment are summarized as follows:

                                         September 30,  September 30,
                                             1997           1996
                                         -------------  -------------
        Machinery and equipment          $     363,041  $     112,532
        Furniture & fixtures                   142,552         71,317
        Leasehold improvements                  55,496              -
                                         -------------  -------------

                                               561,089        183,849
        Less accumulated depreciation           98,097         34,486
                                         -------------  -------------

        Property and equipment, net      $     462,992  $     149,363
                                         =============  =============

G.   LAND HELD FOR SALE:

     SAG acquired approximately five acres of undeveloped land in Riverside County, California on February 24, 1995 from Rancho Brisa Corp., an unrelated third party. SAG paid $10,000 cash, and issued 8,250 shares of their common stock valued at $4.00 per share as consideration. The land was subsequently collateralized against a $65,000 note payable (See Note L).

     SAG also acquired approximately 61 acres of undeveloped land with water producing rights and three wells in Monterey County, California on December 11, 1995 from Golden River Corp., an unrelated third party. Each well can produce approximately 900,000 gallons of water per 24 hour period and the water supply is replenished annually from the run-off of the surrounding mountains. SAG issued 200,000 shares valued at $4.00 per share of its common stock as consideration. This land was sold on December 30, 1996 to an unrelated party for $4,000,000. The Company received a down payment of $800,000 and a note receivable for $3,200,000 with interest at 12% per annum. The Company has reported this sale on the deposit method, recovering the initial cost of the land with the down payment. Future payments will be recognized as income when received (see Note H).


H.   NOTE RECEIVABLE:

     Note receivable at September 30, 1997, consists of $3,200,000 due from the sale of the Monterey Land for $4,000,000. The note is secured by the property and payable in nine annual payments of $422,867 commencing December 1997, including interest at 12% per annum, with a final payment of remaining principal and any accrued interest due December 2006.

     In accordance with Statement of Financial Accounting Standards No. 66 (SFAS
     66), "Accounting for Sales of Real Estate", the Company has provided for the recognition of profit based on the Deposit Method and, accordingly, has

                        EMB CORPORATION AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     recorded a Deferred Gain of $3,200,000 as of September 30, 1997 (see Note
     G).

I.   INTANGIBLE ASSETS:

     Intangible assets are summarized as follows:

                                                 September 30,  September 30,
                                                      1997           1996
                                                 -------------  -------------
        Logo and copyrights                      $      87,371  $           -
        Computer software                               26,365              -
                                                 -------------  -------------

                                                       113,736              -
        Less accumulated amortization                    7,851              -
                                                 -------------  -------------

        Intangible assets, net                   $     105,885  $           -
                                                 =============  =============

J.   OTHER ASSETS:

     Other assets are summarized as follows:

                                                  September 30,  September 30,
                                                       1997          1996
                                                  -------------  -------------
        Investment in joint venture               $   1,137,500  $           -
        Interest receivable, net of allowance            15,146              -
        Deposits - other                                 26,755          4,128
        Restricted cash                                 129,809              -
        Less: current portion, restricted cash          (34,000)             -
                                                  -------------  -------------

        Total other assets                        $   1,275,210  $       4,128
                                                  =============  =============

     Investment in joint venture relates to the Company's 50% interest in an international joint venture to further its real estate mortgage business throughout Europe, Australia and New Zealand. The Company contributed 1,000,000 restricted common shares to fulfill its investment. The investment, which was acquired August 29, 1997, is valued at 65% of the stock's market value per management's estimate of a reasonable discount. As of December 3, 1997, the Company's capital contribution was being held in escrow pending finalization of incorporation. However, as of September 30, 1997, the joint venture has commenced operations.

J.   OTHER ASSETS: (CONTINUED)

     Restricted cash reflects monies held in a certificate of deposit pursuant to the terms of the Company's lease agreement for its corporate office space. These monies are being held by the landlord as security for the Company's adherence to the terms, covenants and conditions of the lease. The agreement stipulates that $34,000 will be released beginning April 1998 and each year thereafter, provided the Company isn't in default under the lease. The remaining restricted cash relates to an agreement the Company has with ICI wherein the Company is required to fund two percent of loan balances which are being financed by the ICI warehouse credit line but purchased by another investor. This account is used to fund the Company's share of these loans.

K.   WAREHOUSE LINE OF CREDIT:

                        EMB CORPORATION AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     The Company has a $3,000,000 line-of-credit with Imperial Warehouse Lending Group, Inc. (IWLGI) which can be used solely for the purpose of funding mortgage loans. Borrowings bear interest at Bank of America's prime + .5%. The line is secured by a personal guarantee and the original mortgage notes. The Company must maintain an average daily balance of $1,500,000. As of September 30, 1997 the outstanding balance was $7,029,738, $4,029,738 in excess of the lending limit. The Company has recorded a corresponding asset, Mortgage Loans Held For Sale, representing the Company's security interest in the underlying properties. The line of credit expired September 26, 1997. Since that date, IWLGI has accommodated the Company's credit needs pending a formal extension of the agreement.

L.   NOTES PAYABLE:


     Notes payable are summarized as follows:
                                                                               September 30,          September 30,
                                                                                   1997                    1996
                                                                               -------------          ------------
     Note payable due to Frederic R. Weeth, interest at 10%,
     no established repayment schedule, note past due, principal
     and any unpaid interest due on demand, unsecured                             $ 24,375              $ 26,250

     Note payable due to Thomas J. Donahue, interest at 10%
     no established repayment schedule, note past due, principal
     and any unpaid interest due on demand, unsecured                               24,375                26,250

     Note payable to Howard C. Kuhle, interest at 12%, interest only payable monthly, principal and any unpaid interest due
     March 1998, secured by deed of trust on Riverside County
     land                                                                           65,000                65,000

     Note payable to Baronin Enterprises, Inc., interest at 8%,
     principal and any unpaid interest due on demand                                50,000

     Note payable to Havon Funding, L.P., interest at 10.5%, 24 monthly payments of $480 including interest, unsecured, final
     payment including any unpaid interest due November 1998                        21,191                     -

     Various notes payable to unrelated parties, no established
     repayment schedule, unsecured, non-interest-bearing                           109,700               191,293
                                                                               -------------          ------------

                                                                                   244,641               358,793

       Less current portion                                                        227,487               293,793
                                                                               -------------          ------------

       Notes payable, net of current portion                                      $ 17,154              $ 65,000
                                                                               =============          ============

L.   NOTES PAYABLE: (CONTINUED)

     Aggregate maturities required on long-term debt at September 30, 1997 are as follows:

          1998                      $227,487
          1999                        17,154
          Thereafter                       -
                                    --------

                                    $244,641
                                    ========

                        EMB CORPORATION AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

M.   RELATED PARTY TRANSACTIONS:

     Related party receivable at September 30, 1997 and 1996 consists of non-interest bearing, unsecured amounts due on demand from a related corporation of $166,212 and $129,687, respectively.

     Related party payable at September 30, 1997 consists of loans (portion non-interest bearing, due on demand, balance interest at 7% per annum, due March 1998, all amounts unsecured) made to the Company by a director/officer and amounts due (unsecured, account payable) to an entity owned by another director for consulting services of $130,405 and $48,357, respectively.

N.   INCOME TAXES:

     As discussed in Note A, the Company accounts for income taxes in accordance with SFAS 109.

     Provisions for income taxes are summarized as follows:

                                                    Year ended September 30,
                                                    ------------------------
                                                       1997    1996   1995
                                                      ------  ------  -----
          Current income taxes                        $1,600  $1,600  $ 800
          Deferred income taxes                            -       -      -
                                                      ------  ------  -----

          Provision for income taxes                  $1,600  $1,600  $ 800
                                                      ======  ======  =====

                        EMB CORPORATION AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

N.   INCOME TAXES: (CONTINUED)

     As a result of adopting SFAS 109, the Company has recognized deferred tax assets for the tax effects of temporary differences for the years ended September 30, 1997, 1996 and 1995 as follows:

                                           Year ended September 30,
                                       -----------------------------------
                                                    1996
                                         1997   (As restated)       1995
                                       -------  ------------     ---------
     Deferred tax assets:
       Net operating losses        $ 2,212,800   $ 1,354,600      $ 120,000
       Deferred gain                   277,100             -              -
       Reserves                        213,800             -              -
                                   -----------   -----------      ---------

     Gross deferred tax assets       2,703,700     1,354,600        120,000
     Valuation adjustment           (2,703,700)   (1,354,600)      (120,000)
                                   -----------   -----------      ---------

          Net deferred tax assets  $         -   $         -      $       -
                                   ===========   ===========      =========

     The net change in the valuation allowance from September 30, 1997 to 1996 was $1,349,100 and $1,234,600 from September 30, 1996 to 1995.

     The Company has net operating loss carryforwards remaining of approximately $4,700,000. The regular net operating loss carryforwards, which are approximately the same as the alternative net operating loss carryforwards, if not utilized, will expire as follows:

                                                         Federal      State
                                                       ----------  ----------
          2000                                         $        -  $1,314,000
          2001                                                  -     958,000
          2009                                            100,000           -
          2010                                            200,000           -
          2011                                          2,500,000           -
          2012                                          1,900,000           -
                                                       ----------  ----------

                                                       $4,700,000  $2,272,000
                                                       ==========  ==========

O.   COMMITMENTS AND CONTINGENCIES:

     Operating Leases

     The Company leases its office facilities under operating leases from unrelated third parties which expire at various dates, ranging from one to five years. Rental expense for the years ended September 30, 1997, 1996 and 1995 was $155,022, $90,132 and $0, respectively.

     Minimum future rental payments under the lease agreements are summarized as follows:

               1998                                    $  333,400
               1999                                       335,700
               2000                                       357,200
               2001                                       262,200
               2002                                       131,100
                                                       ----------

                                                       $1,419,600
                                                       ==========

                        EMB CORPORATION AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



O.   COMMITMENTS AND CONTINGENCIES: (CONTINUED)

     The noncancelable operating leases provide that the Company pays for property taxes, insurance and certain other operating expenses applicable to the leased premises.

     Capital Leases

     The Company acquired part of its equipment and furniture under capital lease obligations. The economic substance of the capital lease agreements is that the Company finances the acquisition by making monthly payments over a thirty-six month period. The assets are reflected as part of property and equipment. The following is an analysis of the book value of the leased assets included in property and equipment as of:

                                            September 30,   September 30,
                                                1997            1996
                                            -------------  --------------

          Cost                              $ 75,949       $ 75,949

          Accumulated depreciation           (36,382)       (23,450)
                                            --------       --------

             Net Book Value                 $ 39,567       $ 52,499
                                            ========       ========

     The future minimum lease payments under capitalized leases and the present value of the net minimum lease payments are as follows:

       Year ending September 30,
       -------------------------
               1998                                     $ 28,998
               1999                                        2,916
                                                        --------

                                                          31,914

               Less amount representing interest          (4,086)
                                                        --------

                                                          27,828

               Less current portion of capital lease     (24,467)
                                                        --------

               Long-term capital lease obligations      $  3,361
                                                        ========

     Contingencies

     The Company is involved in certain claims and legal proceedings in which monetary damages and other relief are sought. The Company is vigorously contesting these claims. However, these claims are preliminary, and their ultimate outcome cannot presently be predicted. In any event, it is the opinion of management that any liability of the Company for claims or proceedings will not materially affect its financial position.



P.   SUPPLEMENTAL CASH FLOW INFORMATION:

                        EMB CORPORATION AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



     Supplemental disclosures of cash flow information are summarized as follows:

                                                                 Years ended September 30,
                                                          -------------------------------------
                                                              1997        1996       1995
                                                           ------------  ---------  ----------
     Cash paid for interest and income taxes:
         Interest                                          $   18,506    $ 52,232   $ 2,164

         Income taxes                                      $    1,600    $      -         -

     Noncash investing and financing activities:
         Capital lease obligations incurred                $        -    $ 57,881   $18,068

         Common stock issued for land                      $        -    $800,000   $33,000

         Common stock issued for related party
            payable                                        $        -    $232,018   $     -

         Common stock issued for investment in
            joint venture                                  $1,137,500    $      -   $     -

Q.   SHAREHOLDERS' EQUITY:

     The Company amended its Articles of Incorporation on May 21, 1996, which authorized the issuance of 35,000,000 shares of capital stock; 30,000,000 shares are no par value common stock and 5,000,000 shares are preferred stock. The preferred stock may be divided into and issued in one or more series. As of September 30, 1996 there were no shares of preferred stock issued or outstanding.

     On September 27, 1996 the Company effectuated a one for four (1:4) reverse stock split. The effect of this event has been retroactively applied for financial statement presentation on the statement of stockholders' equity (deficit).

     Common stock to be issued relates to remuneration in the form of common stock, wherein the liability is accruable as of the balance sheet date but the stock has not been issued.

R.   PREFERRED STOCK:

     In August 1997, the Company designated 1,066,666 shares of its authorized preferred stock as Convertible Preferred Stock, Series A (the "Convertible Preferred"). The Company sold a total of 648,648 shares of Convertible Preferred (at a price of $1.85 per share) in a private placement that was consummated in August 1997. As additional consideration, the Company issued warrants to purchase 150,000 shares of the Company's common stock at an initial exercise price of $1.85 per share. The Convertible Preferred has a stated value of $1.85 and is entitled to receive cumulative dividends at an annual rate of $.148 per share, payable quarterly when and if declared by the Board of Directors and is convertible, at any time at the option of the holder, into shares of the Company's common stock at a conversion price equal to the lesser of (a) $1.85 per share or (b) 75% of the average closing bid price of the Common Stock during the five trading days immediately preceding such conversion. In the event of any noticed conversion of the Convertible Preferred at a conversion price of less than $1.125 per common share then the Company may, at its option, redeem the shares of the Convertible Preferred, in whole or in part, at an amount equal to 117% of the purchase price of the holder's Convertible Preferred



R.   PREFERRED STOCK: (CONTINUED)

                        EMB CORPORATION AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     plus an amount equal to accrued and unpaid dividends, if any, to (and including) the date fixed for redemption, whether or not earned or declared. Each share of the Convertible Preferred is entitled to vote on any matter submitted to the shareholders as if the Convertible Preferred had been converted into common stock, and each share has a liquidation preference equal to $2.16.

S.   STOCK OPTION, SAR AND STOCK BONUS PLAN:

     On April 29, 1996 the Board of Directors approved the "EMB Corporation 1996 Stock Option, SAR and Stock Bonus Plan." Options and SAR's may be granted to employees and independent consultants. No options and SAR's shall be exercisable within six months from date of grant or more than ten years after date of grant. The option price of stock options shall in no event be less than 85%, and for incentive stock options shall in no event be less than 100% of the "fair market value" of the stock on the date of grant.

     The Company has reserved a total of 250,000 shares of common stock for issuances under the plan. As of September 30, 1997, no shares have been granted under the plan.

T.   COMMON STOCK WARRANTS:

     The following table summarizes common stock warrant activity during the years ended September 30, 1997 and 1996:


                                                       For the years ended
                                                           September 30,
                                                     -----------------------
                                                        1997          1996
                                                     ---------      --------
          Beginning balance                            108,750             -
          Issued                                       286,125       108,750
          Exercised                                   (182,375)            -
          Expired                                            -             -
                                                      --------       -------

          Ending Balance                               212,500       108,750
                                                      ========       =======

     As of September 30, 1997, the exercise price of outstanding warrants range from $1.85 - $2.00 and the expiration dates range from March 1998 to August 2000.

U.   RETIREMENT PLAN:

     The Company adopted a 401(k) retirement plan effective August 1, 1997. As of the adoption date, the plan covers all employees who are at least 21 years of age. Thereafter, an employee must have four months of service and be at least 21 years of age to be eligible. Under the plan, the employees may contribute up to 15% of their compensation. The Company holds the right to make a discretionary contribution. There was no Company contribution for the year ended September 30, 1997.



V.   SIGNIFICANT CUSTOMER:

                        EMB CORPORATION AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     A significant source of revenue for the Company is derived from the resale of retail mortgage loans to a single national mortgage lender. The Company sold approximately 90% of its mortgage loans to this one lender for the year-ended September 30, 1997. There is no receivable balance due from the lender at September 30, 1997. The line of credit which has been used to fund these mortgage loans expired on September 26, 1997. The loss of this line of credit and/or the loss of the national mortgage lender would have a material adverse affect on the Company's ability to continue in business.

W.   FAIR VALUE OF FINANCIAL INSTRUMENTS:

     The following disclosure of estimated fair values of financial instruments as of September 30, 1997 and 1996 is made by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange.


                                      September 30, 1997     September 30, 1996
                                     ----------------------  --------------------
                                      Carrying   Estimated   Carrying  Estimated
                                       Amount    Fair Value   Amount   Fair Value
                                     ----------  ----------  --------  ----------

     Assets
     ------

     Accounts receivable             $    8,890  $    8,890  $ 14,582    $ 14,582
     Mortgage loans held for sale     7,092,238   7,092,238         -           -
     Notes receivable                 3,554,307   3,554,307    14,000      14,000

     Liabilities
     -----------

     Accounts payable                   539,488     539,488   195,374     195,374
     Bank overdraft                           -           -    27,177      27,177
     Notes payable                      244,641     244,641   358,793     358,793
     Warehouse line of credit         7,029,738   7,029,728         -           -

X.   COMMON STOCK SUBSCRIBED:

     Common stock subscribed represents the Company's issuance of common stock to three unrelated parties in exchange for notes receivable. The notes are unsecured, bear interest at rates ranging from 9% to 10% and are due in January and February 1998. The Company has fully allowed for two of the notes as they were non-performing over the original term of the note.

                        EMB CORPORATION AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



Y.   SUBSEQUENT EVENTS:

     In November 1997, the Company entered into a stock purchase agreement whereby it has agreed to acquire all of the issued and outstanding capital stock of Investment Consultants, Inc. ("Sellers"), a Colorado corporation. In exchange for acquiring all of the issued and outstanding capital stock of Sellers, the Company will issue 400,000 shares of its common stock (the "Shares"). If, as of the close of the business day eighteen months following closing of this transaction, the aggregate fair market value of the Shares is less than $2,000,000 the Sellers may elect one of two options. Sellers may either elect: (1) that additional common shares are issued equivalent to the difference between the sum of $2,000,000 and the aggregate fair market value of the Shares, or (2) to rescind the transaction, returning the parties to their respective positions prior to consummation of the proposed transaction.

     In November 1997, the Company entered into a stock purchase agreement whereby it has agreed to purchase all of the outstanding shares of capital stock of Preferred Holding Group, Inc. ("PHG"), a Colorado corporation. As consideration for acquiring all of the issued and outstanding capital stock of PHG, the Company will issue 100,000 shares of its common stock.

================================================================================
       No person has been authorized in connection with the offering made hereby to give any information or to make any representations not contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Stockholder. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy any of the securities offered hereby to any person or by anyone in any jurisdiction in which it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sales made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or that the information contained herein is correct as of any time subsequent to the date hereof.

                               ----------------

                                TABLE OF CONTENTS
                                                                         PAGE
                                                                         ----
Summary..............................................................

The Company..........................................................

Use of Proceeds......................................................

Risk Factors.........................................................

Capitalization.......................................................

Management's Discussion and Analysis
  of Financial Condition and
  Results of Operations..............................................

Market Price.........................................................

Dividends............................................................

Business.............................................................

Management...........................................................

Principal Stockholders...............................................

Conflicts of Interest................................................

Description of Capital Stock.........................................

Shares Available for Future Sale.....................................

Legal Proceedings....................................................

Legal Matters........................................................

Experts..............................................................

Additional Information...............................................

Financial Statements.................................................

UNTIL ___________, 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

================================================================================

================================================================================




                                4,662,893 SHARES
                                       OF
                                  COMMON STOCK








                                 EMB CORPORATION







                         -----------------------------

                                   PROSPECTUS

                         -----------------------------










                               ___________, 1998

================================================================================

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.     INDEMNIFICATION OF DIRECTORS AND OFFICERS.
             -----------------------------------------

    The Company is a Hawaii corporation. Section 415-48.5 of the Hawaii Business Corporation Act (the "HBCA") provides authority for broad indemnification of officers, directors, employees and agents of a corporation, with certain specified exceptions.

    Article XIII of the Company's Restated Articles of Incorporation provides that the Company shall have the power to indemnify its directors, officers, employees and agents to the fullest extent allowed by the HBCA.

    Article III, Section 6 of the Company's By-Laws provides for extensive indemnification of its directors, officers, employees and agents.

    At the present time, the Company does not have any officer-director liability insurance, nor does the Company have indemnification agreements with any of its directors, officers, employees or agents.

ITEM 25.     OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
             -------------------------------------------

    All fees and expenses are payable solely by the Company in connection with the sale and distribution of the Common Stock registered hereunder which are as follows:

     Securities and Exchange Commission registration fee               $ 4,279

    *Legal fees and expenses                                            30,000

    *Blue sky fees and expenses                                          1,500

    *Printing and engraving expenses                                     3,000

    *Accounting fees and expenses                                        5,000

    *Transfer agent and registrar fees                                   1,000

    *Miscellaneous                                                       2,000
                                                                       -------
                      TOTAL                                            $46,779
                                                                       =======

    --------------------------------
    *  Estimated

ITEM 26.     RECENT SALES OF UNREGISTERED SECURITIES.
             ---------------------------------------

             In February 1996, the Company issued 3,375,000 shares (post-split shares) of its Common Stock to Sterling Alliance Group, Ltd. in exchange for assets in reliance upon Section 4(2) of the Securities Act of 1933, as amended (the "Act"). In addition, the Company issued 821,825 shares of its Common Stock in exchange for cancellation of debt and for services during fiscal 1996 in reliance upon Section 4(2) under the Act.

             The Company offered up to $1,000,000 of its Common Stock and warrants in a limited offering made in reliance upon Rule 504 of Regulation D under the Act. During the fiscal year ended September 30, 1996, sales in the amount of $460,000 covering 125,000 shares of Common Stock, and warrants to purchase 108,750 shares of Common Stock from $2.00 to $3.00 per share during a period of 180 days have been made by the Company.

             During the fiscal year ended September 30, 1996, the Company issued 502,000 shares of Common Stock in reliance upon Rule 701 under the Act .

             During October 1996, the Company issued 25,000 shares of Common Stock in reliance upon Rule 701 under the Act under the terms of the Compensatory Benefit Plan of the Company to consultants for services.

             In June, 1997, the Company issued 100,000 shares of common stock to Willbro Nominees, Ltd. in exchange for services in reliance upon Section 4(2) of the Securities Act of 1933.

             In July, 1997, the Company issued 12,500 shares of common stock to Finex Investments, L.L.C. for services in reliance upon Section 4(2) of the Securities Act of 1933.

             During July, 1997, the Company issued 100,000 shares of common stock to Martin Janis & Company, Inc. for public relations services in reliance upon Section 4(2) of the Securities Act of 1933.

             During July 1997, the Company issued 69,250 restricted shares of Common Stock as stock bonuses to certain employees; and issued 135,209 shares of Common Stock in exchange for cancellation of debt in reliance upon Section 4(2) under the Act.

             In August 1997, the Company issued 648,649 shares of its 8% Convertible Preferred Stock, Series A ("Series A Preferred Stock"), and a warrant to purchase 150,000 shares of its Common Stock exercisable at $1.85 per share, for $1,200,000 in a private offering made in reliance upon Rule 506 of Regulation D under the Act.

             During August, 1997, the Company agreed to issue 1,000,000 shares of common stock as its contribution to a joint venture (Technik & Trade, Inc.), owned 50% by the Company, to engage in the real estate mortgage business in Europe, Australia and New Zealand, in reliance upon Section 4(2) of the Securities Act of 1933.

             During fiscal 1997, the Company agreed to issue 360,000 shares of common stock to Capital Communications Ltd. for public relations services in reliance upon Section 4(2) of the Securities Act of 1933.

             During fiscal 1997, the Company agreed to issue 105,000 shares of Common Stock to Impac Funding Corporation in consideration of mortgage lending commitments, in reliance upon Section 4(2) of the Securities Act of 1933.

             In January 1998, the Company redeemed 486,486 outstanding shares of its Series A Preferred Stock. The Company then issued 499,999 shares of its 10% Convertible Preferred Stock, Series B for $___________ and issued warrants to purchase 493,500 shares of Common Stock exercisable at $2.375 per share, in a private placement made in reliance upon Rule 506 to Regulation D under the Act.

             During January 1998, the Company sold $600,000 of convertible notes in reliance upon Regulation S under the Securities Act of 1933. The notes are convertible into 433,333 shares of Common Stock of the Company at $2.375 per share.

ITEM 27.     EXHIBITS.
             --------
    Exhibits:
    --------

    3.1 Restated Articles of Incorporation of EMB Corporation are incorporated by reference to Exhibit 3(i) to the Registrant's registration statement on Form 10-SB (No. 1-11883), filed with the Commission on June 28, 1996 (the "Form 10-SB").

    3.2     The Bylaws of the Registrant are incorporated by referenced to
            Exhibit 3(ii) of Form 10-SB of the Registrant.

    10(a) The Asset Acquisition Agreement dated December 16, 1995, with Sterling Alliance Group, Ltd. is incorporated herein by reference to Exhibit 10(a) to the Form 10-SB of the Registrant.

    10(b) The Appraisal Report dated April 22, 1996, of real property (61 acres) in County of Monterey, California by National Appraisal Service is incorporated herein by reference to Exhibit 10(b) to the Form 10-SB of the Registrant.

    10(c) The Appraisal Report as of December 7, 1994, of 4.89 acres in Counter of Riverside, California, by Tyna M. Stopnik is incorporated herein by reference to Exhibit 10(c) to the Form 10-SB of the Registrant.

    10(d) The License Agreement with Virtual Lending Technology, Inc. is incorporated herein by reference to Exhibit 10(d) to the Form 10-SB of the Registrant.

    10(e) The Seller Agreement between Impac Funding Corporation and EMB Mortgage Banc, Ltd. is incorporated herein by reference to Exhibit 10(e) to the Form 10-SB of the Registrant.

    10(f) The 1996 Stock Option, SAR and Stock Bonus Plan is incorporated herein by reference to Exhibit 10(f) to the Form 10-SB of the Registrant.

    10(g) The Sublease covering the executive offices of the Registrant expiring March, 1997 is incorporated herein by reference to Exhibit 10(g) to the Form 10-SB of the Registrant.

    10(h) The form of license agreement with customers of the Registrant is incorporated herein by reference to Exhibit 10(h) to the Form 10-SB of the Registrant.

    10(i) Residential Mortgage Loan Origination Agreement dated July 31, 1996, with Orange County Federal Credit Union is incorporated by reference to Exhibit 10(i) of Amendment No. 1 to the Form 10-SB of the Registrant.

    10(j) The Long Form Security (Installment) Land Contract with Power of Sale dated December 30, 1996, is incorporated herein by reference to
            Exhibit 7(c)(1) to the Form 8-K report of the Registrant filed on January 9, 1997.

    10(k) The Seller Agreement between Impac Funding Corporation and EMB Mortgage Corporation is incorporated herein by reference to Exhibit 10(k) to the Form SB-2 (No. 333-21719) of the Registrant filed with the Commission on February 13, 1997 (the "Form SB-2").

    10(l) Master Commitment to Purchase Jumbo and Conforming Residential Mortgages dated January 1, 1997, is incorporated herein by reference to Exhibit 10(e) to the Form 10-QSB of the Registrant for its fiscal quarter ended March 31, 1997.

    10(m) Marketing and Distribution Agreement dated March 12, 1997, with Provider Financial Services, Inc. is incorporated herein by reference to Exhibit 10( ) to Amendment No. 1 to Form SB-2 of the Registrant.

    10(n) Certificate of Designations applicable to the 8% Convertible Preferred Stock, Series A of the Registrant is incorporated herein by reference to Exhibit 10(n) to Amendment No. 2 to the Form SB-2 of the Registrant.

    10(o) Stock Purchase Agreement dated November 1, 1997, regarding acquisition of Investment Consultants, Inc.

    10(p) Impac Master Commitment to purchase loans under ConformPlus program dated October 21, 1997.

    10(q) Impac Master Commitment to purchase second deed of trust mortgage deeds dated September 12, 1997.

    10(r) Impac Master Commitment to purchase jumbo and conforming residential mortgages dated September 4, 1997.

    10(s)   Master agreement for sale of mortgages with ContiMortgage
            Corporation.

    10(t) Sale agreement for purchase of mortgage loans with the Mortgage Authority, Inc. dated April 3, 1997.

    10(u) Mortgage loan Seller/Servicer Agreement with First Union National Bank of North Carolina dated March 16, 1997.

    10(v) Mortgage Purchase Agreement with Resource Bancshares Mortgage Group, Inc. dated March 10, 1997.

    10(w) Stock Purchase Agreement with Linda K. Gregg dated November 1, 1997, regarding acquisition of Preferred Holding Group, Incorporated.

    11 Statement re: computation of per share earnings--Reference is made to the Statements of Operations of the Registrant for its fiscal year ended September 30, 1997, which are incorporated by reference herein is incorporated herein by reference to its Form 10-KSB for the fiscal year ended September 30, 1997.

    16 Letter on changes in certifying accountant is incorporated by reference to Exhibit 16 of Amendment No. 1 to the Form 10-SB of the Registrant.

    21.1 A description of the subsidiaries of the Registrant is incorporated herein by reference to Exhibit 21.1 to the Form 10-KSB of the Registrant for its fiscal year ended September 30, 1997.

    23.1*   Consent of Harlan & Boettger

    23.2*   Consent of Stephen A. Zrenda, Jr., P.C.

    24.1 Power of Attorney (see signature page to original filing of this Registration Statement)

    27.1 Financial Data Schedule as of September 30, 1997 is incorporated herein by reference to Exhibit 27 to the Form 10-KSB of the Registrant for its fiscal year ended September 30, 1997.

    ----------------------
    *Filed herewith


    (b)     Reports on Form 8-K. The Registrant did not file any reports on Form
            -------------------
            8-K during the last quarter of its fiscal year ended September 30, 1997.

    (b)     Financial Statement Schedules:

    The following financial statement schedules should be read in conjunction with the consolidated financial statements and notes thereto.

    Independent Auditors' Report

    Schedule V - Property and Equipment

    Schedule VI - Accumulated Depreciation and Amortization of Property and
                  Equipment

    Schedule VIII - Valuation and Qualifying Accounts and Reserves

    Schedule IX - Short-term Borrowings

ITEM 28.     UNDERTAKINGS.
             ------------

    Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the 1933 Act or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes:

    (1) To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

    In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Costa Mesa, State of California, on February 12, 1998.



Registrant:           EMB CORPORATION


              By: /s/ James E. Shipley
                  -------------------------------------
                       James E. Shipley, President



Date:        February 12, 1998


/s/ James E. Shipley                            /s/ B. Joe Wimer
-------------------------------------           --------------------------------------------
James E. Shipley                                B. Joe Wimer
Director (Chairman) and President               Secretary, Treasurer and Director
                                                (Principal Financial and Accounting Officer)

/s/ Bruce J. Brosky                             /s/ William V. Perry
-------------------------------------           --------------------------------------------
Bruce J. Brosky                                 William V. Perry
Director and Vice President-Marketing           Director and Executive Vice President, and
   and Public Relations                           President of EMB Mortgage Corporation


/s/ Michael P. Roth
-------------------------------------
Michael P. Roth, Director and
  Vice President